Exhibit 10.18

PURCHASE, SALE AND CONTRIBUTION

AGREEMENT

BY AND AMONG

BIT HOLDINGS SEVENTEEN, INC.

SELLER

AND

MHI HOSPITALITY, L.P.

BUYER

AND

MHI HOTELS, LLC

OPERATOR

DATED: May 20, 2005

TABLE OF CONTENTS

1.	DEFINITIONS.	1

2.	PURCHASE AND SALE; CLOSING.	9

3.	STUDY PERIOD.	10

4.	DEPOSIT; PURCHASE PRICE.	14

5.	CLOSING.	17

6A.	SELLER’S COVENANTS.	22

6B.	OPERATOR’S COVENANTS.	23

7.	REPRESENTATIONS AND WARRANTIES OF SELLER.	23

8A.	REPRESENTATIONS AND WARRANTIES OF BUYER.	25

8B.	REPRESENTATION AND WARRANTIES OF OPERATOR.	27

9.	CASUALTY AND CONDEMNATION.	31

10.	DEFAULT.	33

11.	NOTICES.	33

12.	GENERAL PROVISIONS.	34

PURCHASE, SALE AND CONTRIBUTION AGREEMENT

THIS PURCHASE, SALE AND CONTRIBUTION AGREEMENT (this “Agreement”) is made and entered into as of May 20 2005, by and among BIT HOLDINGS SEVENTEEN, INC., a Maryland corporation (“Seller”), MHI HOSPITALITY, L.P., a Delaware limited partnership (“Buyer”), and MHI HOTELS, LLC, a Virginia limited liability company and successor by merger to MHI Recovery Management, Inc., a Virginia corporation (“Operator”).

EXPLANATORY STATEMENT

A. Seller is the owner of the Property (as defined below);

B. Buyer desires to purchase the Property from Seller and Seller desires to sell the Property to Buyer, all on the terms and conditions hereinafter set forth; and

C. Operator desires to contribute to Buyer certain personal property relating to the Hotel and its interests under the Operating Agreements (as defined below) in exchange for Units (as defined below).

D. Operator has previously entered into the Construction Loan (as hereinafter defined) from the Trustee, which Construction Loan will be paid off in connection with the transfers described herein.

NOW, THEREFORE, for and in consideration of the sum of Ten Dollars ($10) and other good and valuable consideration in hand paid by Buyer to Seller, and by Operator to Buyer, on the execution of this Agreement, the receipt and sufficiency of which are hereby acknowledged by each of Seller, Buyer, and Operator, Seller, Buyer and Operator hereby agree as follows:

1. DEFINITIONS.

Wherever used in this Agreement, the following terms shall have the meanings set forth below:

“ADA” is defined in Section 8B.12.

“Anti-Terrorism Law” means any law rule or regulation relating to terrorism or money-laundering, including Executive Order No. 13224 and the USA Patriot Act.

“Assignment and Assumption” is defined in Section 5.3.3.

“Assignment, Contribution and Assumption” is defined in Section 5.4.1.

“Bill of Sale” is defined in Section 5.3.2.

“Building” means collectively the 10 story hotel located on the Land consisting of not less than 296 hotel rooms and an aggregate of about 314,589 square feet of space.

“Business Day” means Monday through Friday excluding holidays recognized by the Maryland state government and the state government where the Land is located.

“Buyer Group” means Buyer, on behalf of itself and its successors and assigns, and its and their parent, subsidiaries, divisions, agents, employees, officers, directors, attorneys, and representatives of every kind whatsoever.

“Closing” means the consummation and closing of the purchase and sale contemplated in this Agreement.

“Closing Date” means July 20, 2005, subject to extension as provided in Section 5.2.

“Code” is defined in Section 8A.5.

“Common Stock” is defined in Section 8B.8.

“Condemnation Proceeding” means any proceeding in condemnation, eminent domain, or any written request for a conveyance in lieu thereof, or any notice that such proceedings have been or will be commenced against any portion of the Property.

“Construction Loan” means that certain loan made by Trustee, as trustee of the Trust, to Operator (successor by merger to MHI Recovery Management, Inc.) in the original principal amount of up to $9,500,000 pursuant to the Construction Loan Agreement.

“Construction Loan Agreement” means that certain Construction Loan and Security Agreement dated December 21, 1995 between Trustee, as trustee of the Trust, and Operator (successor by merger to MHI Recovery Management, Inc.).

“Deed” is defined in Section 5.3.1.

“Deposit” means, as of any date, the Initial Deposit and the Extension Fee, to the extent then delivered or required to be delivered under this Agreement.

“Deposit Escrow Agreement” means the Deposit Escrow Agreement dated as of even date herewith by and among Buyer, Seller and Escrow Agent, the form of which is attached hereto as Exhibit A.

“Environment” shall mean and include soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basin, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental Laws” shall mean and include, any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle or common law, regulation, statute, or treaty, that requires or relates to: (i) advising any and all appropriate governmental bodies, employees, and the public of intended or actual spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment; (ii) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment; (iii) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated; (iv) protecting resources, species, or ecological amenities; (v) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances; (vi) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or (vii) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Chicago Title Insurance Company, as escrow agent under the Deposit Escrow Agreement.

“Executive Order 13224” means the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, relating to “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism”.

“Extension Fee” means the sum of One Hundred Thousand and 00/100 Dollars ($100,000.00), to be paid by Buyer to Escrow Agent upon the Buyer’s exercise of its right to extend the Closing Date under Section 5.2 hereof, together with all interest earned thereon.

“Governmental Body” means any federal, state, municipal, or other governmental or quasi-governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign.

“Hazardous Materials” shall mean and include any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

“Hotel” means the Improvements located on the Land.

“Improvements” means the Building and any other buildings, structures (surface and subsurface), and other improvements and fixtures situated on or attached to any parcel of the Land.

“Initial Deposit” means the earnest money deposit in the amount of Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) to be paid by Buyer to Escrow Agent upon the execution hereof, together with all interest earned thereon.

“Knowledgeable Party” means David C. Schenning.

“Land” means that certain tract(s) or parcel(s) of land described on Exhibit B, together with all rights, rights of way, easements, appurtenances, in any manner belonging to, or pertaining to such tract(s) or parcel(s) of land, and all right, title, and interest, if any, of Seller in and to any and all strips and gores of land located on or adjacent to the Land, and in and to any roads, streets, and ways, public or private, open or proposed, in front of or adjoining all or any part of the land and serving the land, and all rights of Seller (if any, and only to the extent assignable) to development of the land granted by any Governmental Body having jurisdiction over the Land.

“Leases” is defined in Section 8B.11.

“Legal Requirement” means all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, and similar items, of every Governmental Body pertaining to the use, operation, and existence of the Property.

“Lien” means any mortgage, security deed, lien, judgment, pledge, conditional sales contract, security interest, past-due taxes, past-due assessments, or similar encumbrance against the Property of a monetary nature, except any of such arising out of actions of Buyer Group.

“Limited Partnership Act” is defined in Section 8A.8.

“Limited Partnership Agreement” means the amended and restated agreement of limited partnership of Buyer dated December 21, 2004.

“Local Time” means the local time in the state in which the Land is located.

“MHI” means MHI Hospitality Corporation, a Maryland corporation and general partner of Buyer.

“Names” means all right, title, and interest (if any) of Seller in and to any name or tradename by which the Land or Improvements or any part thereof may be known, and all registrations (if any) for such names, excluding, however, any name or tradename which includes, or makes reference to, the Trust.

“Operating Agreements” means the Operating Lease, and all other leases, purchase agreements, licenses, contracts and warranties relating to the Property to which Operator is a party and identified on Exhibit C together with any other intangible rights and permits pertaining to or usable in connection with the operation of the Hotel.

“Operating Lease” means the Hotel Lease dated as of December 21, 1995, as amended by the Assumption and Amendment to Lease and Liquor License Security Agreement dated January 23, 1998, and as further amended by the First Amendment to Hotel Lease dated as of August 16, 2000, between Seller and Operator, together with all amendments to, modifications of, renewals and extensions thereof.

“Operator Deposits” means all prepaid rents, advance rentals, security deposits, and other deposits, if any, made by Operator and held by Seller with respect to the Operating Lease for any period following the Closing Date.

“Operator Personal Property” means all Personal Property other than the Personal Property of Seller or any subtenant or licensee of Operator.

“Operator’s Interest” means an amount equal to $913,482, which is the agreed upon value of Operator’s interest in the Purchase Price as set forth in Section 16.5 of the Operating Lease (and as referred to therein as “Net Sale Proceeds”).

“Operator’s Property Rights” is defined in Section 2.5.

“Other Interests” means any other interest of Seller in and to the Land and the Improvements or Seller Personal Property or pertaining thereto, including, but not limited to, all of the right, title, and interest of Seller, if any, in and to the following:

(a) Any award including, but not limited to, any award or payment made or to be made (i) for any taking in any Condemnation Proceeding of land lying in the bed of any street, road, highway, or avenue, open or proposed, in front of or adjoining all or any part of the Land, and (ii) for damage to the Property or any part thereof by reason of change of grade or closing of any such street, road, highway, or avenue, and (iii) for any taking in a Condemnation Proceeding of any part of the Property;

(b) The Names; and

(c) The Warranties and Permits.

“Participating Plans” are set forth on Exhibit E attached hereto.

“Pavilion Lease” means that certain Lease Agreement dated January 3, 1996 between MHI Recovery Management, Inc. and the City of Jacksonville, Florida.

“Permits” mean any and all licenses, permits, approvals, and certificates and used in or relating to or required by a Governmental Body or by any Legal Requirement in connection with the ownership, occupancy, maintenance, repair, or operation of all or any part of the Property.

“Permitted Encumbrances” means each of the following: (a) the rights of Operator in possession under the Operating Lease, any subleases entered into by Operator pursuant to the terms of the Operating Lease and any new leases entered into by Operator pursuant to the terms of the Operating Lease between the date of this Agreement and the Closing Date in accordance with the terms of this Agreement; (b) the Operating Agreements, as applicable; (c) all real estate taxes and assessments, both general and special; (d) zoning ordinances and subdivision regulations; (e) the Record Exceptions (other than (1) those which Buyer is entitled to object pursuant to Section 3.3 hereof and to which (A) Buyer in fact timely objects and (B) Seller agrees to cure, and (2) Liens required to be released by Seller at Closing pursuant to Sections 5.3.5 and 5.3.8); (f) all matters shown on the Survey; (g) all matters shown on Seller’s Title Policy (except for Liens required to be released by Seller at Closing pursuant to Sections 5.3.5 and 5.3.8), and (h) any other title matters approved by Buyer in accordance with this Agreement.

“Personal Property” means all personal property used for the occupation or operation of all or any part of the Land or the Improvements or both, together with (to the extent not constituting a portion of the Land and Improvements) all fixtures, furniture, furnishings, carpeting, draperies, fittings, equipment, machinery, apparatus, building materials, inventory, appliances and articles, including, but not limited to, all elevators, escalators, boilers, furnaces, heating, ventilating and air-conditioning systems, office furnishings and equipment, building drawings, plans and specifications, building materials and wall partitions, sprinkler and well systems, sewerage systems, electrical equipment, fire prevention and extinguishing apparatus, engineering, maintenance and housekeeping supplies and materials, mowers and edgers and other lawn maintenance equipment and supplies, and other supplies of all kinds used for the maintenance and operation of the Property and located on the Land, which are on hand on the date hereof, subject to such depletion and including such re-supplying as shall occur and be made in the normal course of business.

“Prohibited Person” means any person or entity (i) listed in the annex to, or otherwise subject to the provisions of Executive Order No. 13224, (ii) owned or controlled by, or acting for or on behalf of, any person or entity listed in the annex to, or otherwise subject to the provisions of, Executive Order No. 13224, (iii) with whom Seller is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (iv) who commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, (v) named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.qov/ofac/tllsdn.pdf or at any replacement website or other official publication of such list; or (vi) affiliated with a person or entity described in clauses (i)-(v) of this definition.

“Property” means the Land, the Improvements, the Seller’s interest under the Operating Lease, the Operator Deposits, the Seller Personal Property, and the Other Interests.

“Protected Information” means any (a) appraisal of all or any portion of the Property, (b) third party offers to purchase all or any portion of the Property, (c) internal valuation records of Seller, (d) information protected by the attorney-client or work product privileges, (e) personnel records of Seller, (f) documents and records relating to the formation and existence of Seller, (g) documents evidencing any loans, credit facilities, or other financial accommodations made to Seller for its acquisition, ownership, and operation of the Property, and (h) documents relating to the disposition or proposed disposition of all or any portion of the Property.

“Purchase Price” means an amount equal to Twenty-Two Million and 00/100 Dollars ($22,000,000.00). The Purchase Price shall be payable in the manner described in this Agreement, subject to adjustments as provided in this Agreement.

“Real Property” means the Land and the Improvements.

“Record Exceptions” means all instruments recorded in the real estate records of the jurisdiction in which the Land is located that affect the status of title to the Land or Improvements, including, but not limited to, those items described on Exhibit F.

“Rental Payments” means all payments received by Seller from Operator under the Operating Lease including minimum or base rent, additional rent, percentage rent, termination or cancellation charges, or other required reimbursements.

“Response Period” is defined in Section 3.3.1.

“Seller Cure Obligation” is defined in Section 3.3.1.

“Seller Group” means Seller, its affiliates and related business entities, agents, employees, officers, directors, successors, assigns, attorneys, insurers, and representatives of every kind whatsoever.

“Seller Personal Property” means all Personal Property other than Personal Property that is the property of Operator or any subtenant or licensee of Operator.

“Seller’s Condemnation Notice” is defined in Section 9.2.

“Seller’s Knowledge” means the actual present knowledge of the Knowledgeable Party, it being understood and agreed that (a) Seller has not conducted any independent investigation of the Property, and (b) Seller’s primary contact with the Property has been through Operator.

“Seller’s Title Policy” means the owner’s policy of title insurance issued by Chicago Title Insurance Company to Seller under policy #10-2348-04-000062, bearing an effective date of December 21, 1995, in the amount of $14,000,000, with respect to the Property.

“Settlement Statement” means the settlement statement approved by Buyer, Operator and Seller, showing all prorations and adjustments to the Purchase Price as provided in Section 4.3 hereof.

“Study Period” means the thirty-one (31) day period following execution of this Agreement by Seller, Buyer and Operator, ending at 5:00 p.m., prevailing eastern time, on June 20, 2005.

“Survey” means the as-built plat of survey of the Land dated March 20, 1995 and prepared by Atlantic-Gulf Surveying Co., Inc.

“Survival Period” is defined in Section 7.

“Title Commitment” means the written commitment by the Title Company to issue to Buyer an owner’s policy of title insurance with respect to the Land and the Improvements.

“Title Company” means Chicago Title Insurance Company, the title insurance company selected to insure Buyer’s title to the Land and Improvements.

“Title Defect” means a defect in title disclosed in the Title Commitment which is not contained in the Seller’s Title Policy, that renders fee simple title to the Property unmarketable.

“Title/Survey Review Period” means the initial fifteen (15) day period of the Study Period.

“Trust” means the AFL-CIO Building Investment Trust, a trust existing under the laws of Maryland.

“Trustee” means Mercantile-Safe Deposit and Trust Company, a Maryland corporation, in its capacity as Trustee of the Trust, and not in its corporate capacity.

“Trustee Loan” means the mortgage loan by Trustee to Buyer to be made on the Closing Date contemporaneous with Closing, and secured, inter alia, by the Property.

“Unit Certificates” is defined in Section 5.4.2.

“Units” or “Unit” refers to limited partnership interests in Buyer.

“Updated Survey” is defined in Section 3.3.

“USA Patriot Act” means the “Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001” (Public Law 107-56).

“Warranties” means each now existing and outstanding guaranty, bond, and warranty concerning the Land or the Improvements located thereon or the Personal Property, all in conjunction with the construction, operation, and/or maintenance of the Improvements, or arising out of, made, given, or issued, by manufacturers or suppliers, in conjunction with the Improvements or the Personal Property.

2. PURCHASE AND SALE; CLOSING.

2.1 Purchase and Sale. Buyer shall purchase from Seller, and Seller shall sell to Buyer, the Property. The purchase and sale of the Property shall be on the terms and conditions hereinafter set forth. The purchase and sale of the Property constitutes a “Third Party Sale” as defined in Section 16.1 of the Operating Lease.

2.2 Contribution. In exchange for Units, Operator shall contribute to Buyer or its designated assign all of Operator’s interest in and to the Operating Agreements and all of Operator’s right, title and interest in and to the Operator Personal Property free and clear of any liens, claims and encumbrances, except for (i) those items of Operator Personal Property identified on Exhibit G, and (ii) Operator’s obligation to the Trustee pursuant to the terms of the Construction Loan, which obligation shall be satisfied simultaneously with the Closing by Seller from a portion of the proceeds of the Purchase Price paid to Seller, as provided in the Operating Lease. Buyer shall provide Operator the ability to guarantee, on a “bottom dollar” basis, a portion of Buyer’s debt equal to the Construction Loan.

2.3 Closing. The Closing shall be conducted as provided in Section 5 below.

2.4 Allocation. The Purchase Price shall be allocated among the Property and the Operator Property Rights as set forth in Exhibit H.

2.5 Repayment of Construction Loan and Transfer of Operator’s Property Rights in Exchange for Units. Pursuant to the Operating Lease, Seller is obligated in connection with the sale contemplated hereby to cause the Construction Loan to be repaid, and the Operator is obligated to convey to Seller the Operator Personal Property. In addition, Operator is entitled to receive certain payments from Seller pursuant to the Operating Lease. In order to satisfy these rights and obligations of Seller and Operator, it is expressly agreed that at the Closing, (i) Operator will transfer directly to Buyer all of Operator’s right, title and interest to the Operator Personal Property and Operator’s rights and interest under the Operating Agreements (“Operator’s Property Rights”), (ii) Buyer will acquire the Operator’s Property Rights subject to the obligations of Operator to the Trustee pursuant to the Construction Loan, (iii) simultaneously, Buyer will transfer to Operator the number of Units required to be distributed to Operator under Section 4.2.3., (iv) simultaneously, Buyer shall make the wire transfer specified in Section 4.2.2 to Seller of the amount set forth in such provision, and (v) Seller shall simultaneously pay to the Trustee all principal, interest and penalties, if any, due under the Construction Loan, so that at the completion of the Closing, Buyer owns both the Property and the Operator’s Property Rights free and clear (except for Permitted Encumbrances) of all encumbrances, liens, claims and obligations created by or for the benefit of the Seller or the Trustee, including but not limited to any encumbrances, liens, claims and obligations arising under the Construction Loan, and Operator owns the number of Units specified in Section 4.2.3.

3. STUDY PERIOD.

3.1 “As Is, Where Is With All Faults” Condition. Acknowledging the prior use of the Property by the Operator under the Operating Agreements, that Operator is an affiliate of Buyer, and Buyer’s opportunity to inspect the Property, Buyer agrees that the Property is being sold by Seller and acquired by Buyer “AS IS, WHERE IS, WITH ALL FAULTS” condition without, except as expressly provided herein, any representation or warranty, either express or implied, oral or written, about the Property or the condition of the Property. Buyer acknowledges that, except for those representations and warranties set forth herein or in the attachments hereto, Seller has not made, does not make, and specifically negates, renounces, and disclaims any representations, warranties, promises, covenants, agreements, or guaranties of any kind or character whatsoever, whether express or implied, oral or written, as to, concerning, or with respect to, (a) the value, investment potential, operation, or resale of the Property, or the nature, quality, or condition of the Property, including, but not limited to, the water, soil, and geology, (b) the suitability of the Property for any and all activities and uses that may be conducted thereon, (c) the compliance of or by the Property with any Legal Requirement, (d) the habitability, merchantability, marketability, profitability, or fitness for a particular purpose of the Property, (e) the quality of construction and integrity of the Property, (f) the environmental condition of the Property, (g) the operations of the Property, or (h) any other matter or attribute with respect to the Property. Buyer acknowledges and agrees that Seller shall be under no duty to make any affirmative disclosures regarding any matter that may be known to Seller, its partners, officers, contractors, agents, or employees, except as specifically set forth in this Agreement. Pursuant to Section 404.05618, Florida Statutes (1988), the following notification regarding radon gas is hereby made, and all parties executing this Agreement acknowledge receipt of this notification:

“RADON IS A NATURALLY OCCURRING RADIOACTIVE GAS THAT, WHEN IT HAS ACCUMULATED IN A BUILDING IN SUFFICIENT QUANTITIES, MAY PRESENT HEALTH RISKS TO PERSONS WHO ARE EXPOSED TO IT OVER TIME. LEVELS OF RADON THAT EXCEED FEDERAL AND STATE GUIDELINES HAVE BEEN FOUND IN BUILDINGS IN FLORIDA. ADDITIONAL INFORMATION REGARDING RADON AND RADON TESTING MAY BE OBTAINED FROM YOUR COUNTY PUBLIC HEALTH UNIT”. Notwithstanding anything in this Agreement to the contrary, the agreements of Buyer contained in this Section 3 shall survive indefinitely the Closing and any termination of this Agreement.

3.1.1 Independent Inspection. In connection with Buyer’s acquisition of the Property, Buyer acknowledges and agrees that it (a) is relying solely on its own independent investigation of the Property and representations made by Operator herein (Buyer acknowledging and agreeing that Seller shall have no liability whatsoever for such representations of Operator) and not on any information provided or to be provided by Seller, its agents, or contractors, (b) has inspected or, during the Study Period, will conduct an independent inspection of the Property with its own professionals, including, but not limited to, engineers, consultants, and others of Buyer’s choice who are trained and qualified to inspect commercial real property, (c) knowingly, voluntarily, and willingly assumes the risk of the physical condition and state of repair of the Property, (d) except as otherwise expressly provided in this Agreement, shall accept the Property in its “AS IS, WHERE IS WITH ALL FAULTS” condition on the Closing Date, including the environmental condition thereof, and (e) has not been induced by and has not relied on any representations, warranties, or statements, whether express or implied, oral or written, made by Seller, or any agent, employee, or other representative of Seller, or by any broker or any other person representing or purporting to represent Seller, which are not expressly set forth in this Agreement. The Purchase Price shall not be reduced as a consequence of reasonable use, wear, tear, and natural deterioration of the Property between the date hereof and the Closing Date.

3.1.2 Various Materials. During the Study Period, Seller shall provide such cooperation of its staff, investment advisors, and agents, and shall provide such documents, agreements, and other information (excepting any Protected Information) reasonably requested by Buyer and in the possession of Seller. Buyer acknowledges and agrees that Seller makes no representation or warranty (express or implied, oral or written) and provides no assurances regarding (a) the accuracy, completeness, or reliability of such documents, agreements, and other information, and (b) whether such documents, agreements, and other information constitute all of the documents, agreements, and other information in the possession of Seller relating to the Property. Buyer acknowledges and agrees that its decision to purchase the Property shall be based on its independent inspection of the Property, and that it is not basing its decision to purchase the Property on its review of any such documents, agreements, and other information. Operator shall provide Buyer with all data, documents, agreements and other information reasonably requested by Buyer relating to the operations and performance of the Hotel and shall cooperate and shall cause its staff and the management company that operates the Hotel to cooperate in collecting such financial and operational data as may be deemed necessary by Buyer, in its sole discretion, to develop audited historic financial data with respect to the operations of the Hotel for such periods as determined by Buyer in its sole discretion. This obligation and covenant of Operator shall continue beyond the Study Period and shall survive indefinitely the Closing and shall be a continuing obligation of Operator.

3.2 Inspections. During the Study Period, Buyer shall, at its expense, make such independent examinations of the Property and the operation thereof, and all other matters affecting or relating to the transactions contemplated hereby as the Buyer deems necessary in its sole judgment, including, but not limited to, with respect to the Property, surveys, structural, and engineering studies and analyses, soil tests, environmental tests, and other tests of surface and subsurface conditions, investigations, feasibility studies, and all other desired independent due diligence investigations, tests, and studies for the Property. Buyer shall conduct such independent inspections by using engineers, consultants, and others of Buyer’s choice who are trained and qualified to inspect commercial real property.

3.2.1 Notice of Inspection. Buyer shall give Seller reasonable written notice of any inspection of the Property, and Seller or its representative shall have the right to accompany Buyer and its agents during any such inspection of the Property. Buyer and its agents shall conduct such inspections only during reasonable times.

3.2.2 Permission to Enter Buildings. Buyer and its agents shall enter and inspect the interior of the Building only if such entry and inspection is permitted by the terms of the Operating Lease or as otherwise permitted by Operator. During any such entry and inspection, Buyer and its agents shall use its reasonable efforts to minimize any inconvenience or interference with the use and occupancy of the Building by the Operator.

3.2.3 Indemnification. To the maximum extent permitted by applicable law, Buyer shall hold harmless, defend, and indemnify Seller, its partners, officers, directors, affiliates, employees and agents from and against all cost, loss, damage, liability, and expense (including, but not limited to, attorneys’ fees and court costs) resulting from the conduct or exercise by Buyer or its agents of the inspection rights herein granted. The foregoing indemnification shall survive indefinitely Closing and any termination of this Agreement

3.2.4 Restoration. Buyer shall, at its expense, promptly repair any damage to the Property caused by Buyer and its agents to substantially the condition in which the Property existed immediately before such damage.

3.2.5 Insurance. Before entering on the Property, Buyer shall, at its expense, provide and maintain workers’ compensation insurance, to the extent required under the Workers’ Compensation Law of the state in which the Land is located, and commercial public liability insurance, all in form and with coverage and deductible limits satisfactory to Seller and with insurance companies authorized to do business in the state in which the Land is located. Buyer’s liability insurance shall specifically extend to and include the indemnity agreement set forth herein. Before the commencement of entry by Buyer, Buyer shall furnish evidence of such insurance coverage satisfactory to Seller, and Buyer shall not change or cancel such insurance without providing Seller at least ten (10) days’ prior written notice. Buyer shall also provide evidence to Seller that all such policies of insurance have been endorsed to name Seller as an additional insured.

3.3 Title and Survey. By execution of this Agreement, Buyer acknowledges receipt of a copy of Seller’s Title Policy (together with copies of all exception documents) and the Survey, and Buyer approves all exceptions shown in the Seller’s Title Policy and matters shown on the Survey. Promptly upon execution of this Agreement, Buyer shall engage (i) Title Company to issue the Title Commitment and (ii) a registered land surveyor licensed in the State of Florida to update the Survey, or to prepare a current as-built plat of survey of the Land (in either case, the “Updated Survey”). If the Title Commitment or Updated Survey, or both, shall disclose a Title Defect, then Buyer shall notify Seller by written notice to be delivered to Seller on or before the expiration of the Title/Survey Review Period. Such notice shall be accompanied by such materials or information that evidence or disclose the Title Defect. Any Title Defect in existence as of the date of this Agreement to which no objection is taken by Buyer in the manner and time set forth in this Section shall be deemed to have been forever waived by Buyer for purposes of this Agreement.

3.3.1 Seller’s Option to Cure Title Defect. If the Title Commitment or Updated Survey shall reveal a Title Defect to which Buyer makes timely objection in the manner provided in this Section 3.3 (Title and Survey), then Seller shall have the right, but not the obligation, to take such action as may be necessary, at Seller’s expense, to correct the Title Defect on or before the Closing Date. If Seller corrects the Title Defect within ten (10) days after receipt of the objection to title by Buyer (the “Response Period”) under this Section 3.3 (Title and Survey) or, in the alternative, if Seller advises Buyer within the Response Period that Seller will correct, or cause to be corrected, the Title Defect on or before the Closing Date (the “Seller Cure Obligation”) and Seller in fact corrects, or causes to be corrected, the Title Defect on or before the Closing Date, then this Agreement shall continue in full force and effect in the same manner and for all intents and purposes as if the Title Defect had never existed. Seller’s failure to satisfy any Seller Cure Obligation shall be a default by Seller hereunder and Buyer’s sole remedy for such default shall be to either (i) waive the default and proceed to Closing or (ii) terminate this Agreement and receive a return of the Deposit; provided, however, that if the Seller Cure Obligation can be cured by payment of money not to exceed $100,000, Buyer shall also be entitled to require Seller to cure such Title Defect and to seek specific performance of the Seller Cure Obligation.

3.3.2 Buyer’s Right to Waive Uncured Title Defect or Cancel Agreement. If the Title Commitment or Survey, or both, shall reveal a Title Defect to which Buyer makes timely objection in the manner provided for in this Section 3.3 (Title and Survey), and Seller shall decline or fail to remedy the Title Defect within the Response Period or fail to advise Buyer within the Response Period that Seller will correct the Title Defect on or before the Closing Date, then within the earlier of (i) the expiration of the Study Period or (ii) seven (7) days after the expiration of the Response Period Buyer shall by written notice to Seller either (a) waive the uncured Title Defect, in which event Buyer and Seller (and Operator) shall proceed to Closing under this Agreement in accordance with and subject to the terms and provisions hereof, without reduction in the Purchase Price for the Property, and the Property shall continue to be subject to the Title Defect and any other Permitted Encumbrance, or (b) cancel and rescind this Agreement, in which event Escrow Agent shall return the Deposit to Buyer and this Agreement shall terminate and thereupon each party hereto shall be released from all further liability under this Agreement except as otherwise provided in this Agreement. If Buyer shall fail to deliver to Seller a written notice of election to cancel and rescind this Agreement within such time period set forth above, then in such event Buyer shall be deemed to have elected to waive the uncured Title Defect under this Agreement, in which event Buyer and Seller (and Operator) shall proceed to Closing under this Agreement for the sale of the Property in accordance with and subject to the terms and provisions hereof, without reduction in the Purchase Price for the Property, and Seller’s conveyance of the Property to Buyer shall be made subject to the Title Defect and any other Permitted Encumbrance.

3.3.3 Permitted Encumbrances. Subject to Buyer’s right to review, and make objection to, the status of title and Survey as provided in this Agreement, the sale of the Property shall be made subject to the Permitted Encumbrances.

3.3.4 No Liens. To the extent within Seller’s control, Seller shall not permit, voluntarily create or cause to be created a Lien to attach to the Property between the date of this Agreement and the Closing Date. To the extent within Operator’s control, Operator shall not permit, voluntarily create or cause to be created a Lien to attach to the Property between the date of this Agreement and the Closing Date.

3.4 Termination During the Study Period. Buyer may terminate this Agreement for any reason during the Study Period by providing Seller with written notice of termination by no later than 5:00 p.m. Local Time on the final day of the Study Period. Seller may terminate this Agreement during the Study Period by providing Buyer with written notice of termination by no later than 5:00 p.m. Local Time on the final day of the Study Period if the terms of the Trustee Loan and the documents evidencing and securing the same have not been agreed to in writing by Trustee and Buyer. If either Buyer or Seller terminates this Agreement during the Study Period, Seller shall return the Initial Deposit to Buyer and this Agreement shall terminate and thereupon each party hereto shall be released from all further liability under this Agreement except as otherwise provided in this Agreement. If Buyer does not provide Seller with such termination notice by 5:00 p.m. Local Time on the final day of the Study Period, Buyer shall be deemed to have waived its right to terminate this Agreement under this Section 3.4 (Study Period), and the parties shall proceed to Closing as provided in this Agreement, except to the extent Seller has provided Buyer with notice of termination as provided above. If Seller does not provide Buyer with such termination notice by 5:00 p.m. Local Time on the final day of the Study Period, Seller shall be deemed to have waived its right to terminate this Agreement under this Section 3.4 (Study Period), and the parties shall proceed to Closing as provided in this Agreement, except to the extent Buyer has provided Seller with notice of termination as provided above.

4. DEPOSIT; PURCHASE PRICE.

4.1 Deposit.

4.1.1 Initial Deposit. Upon the execution of this Agreement by Buyer, Buyer shall execute the Deposit Escrow Agreement and deposit the Initial Deposit with Escrow Agent pursuant to the Deposit Escrow Agreement. The Initial Deposit shall be made via wire transfer in immediately available federal funds. Seller shall promptly notify Buyer as soon as Seller executes this Agreement and the Deposit Escrow Agreement. Upon expiration of the Study Period, provided this Agreement is not sooner terminated by Buyer as provided herein, the Initial Deposit shall become non-refundable to Buyer except to the extent expressly provided to the contrary in this Agreement.

4.1.2 Extension Fee. If Buyer timely elects to extend the Closing and the Closing Date as provided in Section 5.2 below, Buyer shall deposit the Extension Fee with Escrow Agent, as provided in Section 5.2. Upon deposit, the Extension Fee shall become non-refundable to Buyer except to the extent expressly provided to the contrary in this Agreement.

4.1.3 Application of Deposit. At Closing, Escrow Agent shall deliver to Seller the Deposit and Seller shall credit the Deposit against the Purchase Price. If Closing does not occur, Escrow Agent shall deliver the Deposit in accordance with the terms of this Agreement.

4.2 Purchase Price.

4.2.1 Credit for Deposit and Operator’s Interest. Buyer shall receive a credit against the Purchase Price in an amount equal to the Deposit and the Operator’s Interest.

4.2.2 Balance of Purchase Price. Buyer shall pay the balance of the Purchase Price, as adjusted by the prorations and expenses to be paid by Seller and Buyer hereunder, to Seller on the Closing Date by making a wire transfer of immediately available federal funds to the account of Seller as follows:

Bank Wire	Mercantile-Safe Deposit & Trust Company ABA No. 052000618
Reference	AFL-CIO Building Investment Trust
Trust Account No.	25230-09
For	BIT Holdings Seventeen, Inc.
Attention†	Institutional Real Estate Mary Boblitz
Telephone No.	410.237.5787

†	Please provide advance notice of wire transfer by sending a facsimile at 410.237.5420.

4.2.3 Units to be Issued to Operator. At the Closing, Buyer shall issue to Operator a number of Units equal to the quotient realized by dividing Operator’s Interest by the average of the last reported trade price for common stock of MHI for the 10 trading days immediately prior to the Closing Date.

4.3 Closing Costs and Prorations.

4.3.1 Closing Costs and Timing. In connection with the transactions contemplated by this Agreement, Buyer and Seller shall each pay at Closing one-half (½) of (i) any state, county, and municipal transfer tax or stamp or recording tax or similar tax (regardless of whether a statute or ordinance designates another party as being responsible for such payment) in connection with the execution of the Deed, (ii) the cost of the Title Commitment, (iii) the cost of the Updated Survey; provided, however, that, to the extent union surveyors are available in the Jacksonville, Florida metropolitan area, Seller shall only be required to pay for its share of the cost of the Updated Surveyor if the surveyor is a union surveyor, and (iv) the charges of the Escrow Agent. Buyer, Seller and Operator shall each pay its own legal and other professional fees and expenses. Buyer shall be solely responsible for the cost of any new owner’s policy of title insurance issued to Buyer pursuant to the Title Commitment or otherwise. Buyer shall also be responsible for any and all fees, costs (including, without limitation, Trustee’s attorney’s fees) and taxes (including, without limitation, state, county, and municipal transfer tax or stamp or recording tax or similar tax) in connection with the Trustee Loan. At the Closing, the Purchase Price for the Property shall be adjusted as provided in Section 4.3.2 below. In determining such adjustments and prorations, (a) if Buyer initiates the wire transfer of the balance of the Purchase Price as provided in Section 4.2.2 (Balance of Purchase Price) by no later than 12:00 p.m. Local Time on the Closing Date and provides evidence reasonably satisfactory to Seller confirming such fact, the day of Closing shall belong to Buyer and all prorations hereinafter provided to be made on the Closing Date or “as of Closing” shall each be made as of 11:59 p.m. Local Time on the day preceding the Closing Date, and (b) if Buyer initiates the wire transfer of the balance of the Purchase Price as provided in Section 4.2.2 (Balance of Purchase Price) after 12:00 p.m. Local Time on the Closing Date or Buyer is otherwise unable to provide evidence reasonably satisfactory to Seller confirming that Buyer initiated such wire transfer before 12:00 p.m. Local Time on the Closing Date, the day of Closing shall belong to Seller and all prorations hereinafter provided to be made on the Closing Date or “as of Closing” shall each be made as of 11:59 p.m. Local Time on the Closing Date.

4.3.2 Prorations/Adjustments.

4.3.2.1 Rental Payments. All Rental Payments shall be prorated as of the Closing Date. Any Rental Payments received after the Closing Date by Seller or its agents shall be promptly endorsed to Buyer by the payee thereof and promptly sent to Buyer.

4.3.2.2 Operator Deposits. Buyer shall receive a credit against the Purchase Price at Closing for any Operator Deposits held by Seller under the Operating Lease.

5. CLOSING.

5.1 The Closing. The Closing of the transaction contemplated by this Agreement (that is, the payment of the Purchase Price, the transfer of title to the Property, and the satisfaction of all other terms and conditions of this Agreement) shall occur through the Escrow Agent on the Closing Date. Buyer shall cause the Purchase Price to be received by the Escrow Agent no later than 2:00 p.m. on the Closing Date.

5.2 Extension of the Closing and the Closing Date. Not less than three (3) Business Days prior to the Closing Date, Buyer may make a one time election, provided Buyer is not then in default hereunder, to extend the Closing and the Closing Date to a date not later than August 19, 2005 by providing written notice to Seller (which notice shall expressly state the new Closing Date selected by Buyer) and simultaneously depositing with the Escrow Agent the Extension Fee. The Extension Fee shall be deposited with the Escrow Agent via wire transfer in immediately available federal funds. Upon timely notice to Seller and deposit of the Extension Fee with Escrow Agent, the “Closing Date”, as used herein, shall refer to the new Closing Date set forth in such notice by Buyer to Seller.

5.3 Seller Conveyances and Deliveries at Closing. At Closing, Seller shall deliver to Buyer, through the Escrow Agent, the following:

5.3.1 Deed. An executed deed (“Deed”) in the form attached hereto as a part hereof as Exhibit I, subject only to the Permitted Encumbrances and the Title Defects waived or deemed to have been waived by Buyer under this Agreement.

5.3.2 Bill of Sale. An executed counterpart of a bill of sale (“Bill of Sale”) in the form attached hereto as a part hereof as Exhibit J conveying all of the Seller Personal Property to Buyer with no warranty of title, subject only to the Permitted Encumbrances.

5.3.3 Assignment and Assumption. An executed counterpart of an assignment and assumption of Operating Lease, the Restaurant Sublease (as defined in Exhibit C), the Building Sublease (as defined in Exhibit C) and Other Interests (the “Assignment and Assumption”) in the form of Exhibit K, assigning to Buyer Seller’s interest (i) as landlord under the Operating Lease and (ii) in the Other Interests.

5.3.4 Consents and Approvals. Evidence of all approvals, authorizations, consents and waivers by Seller’s board of directors necessary for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

5.3.5 Releases of Liens. At Closing, Seller shall discharge or release, or cause to be discharged or released, any Lien that is a mortgage, deed of trust, judgment lien, mechanic’s lien, tax lien, or similar lien against the Property caused by Seller that can be discharged by the payment of money, provided the validity of such Lien is not in dispute. Seller, however, shall have no obligation to (i) deliver to Buyer or the Title Company any so called “owner’s affidavit” relating to the Property or (ii) discharge or release, or cause to be discharged or released, any Lien created by Operator and/or Buyer Group.

5.3.6 Settlement Statement. An executed counterpart of the Settlement Statement.

5.3.7 Non-Foreign Status. No later than one (1) business day before Closing, a Certification of Non-Foreign Status under Federal law duly executed. Anything herein contained to the contrary notwithstanding, if Seller is a “foreign person” (as defined in Internal Revenue Code Section 1445) or if Seller fails or refuses to deliver the Certification of Non-Foreign Status described in this Section, or if Buyer receives notice from any seller-transferor’s agent or purchaser-transferee’s agent (each as defined in Internal Revenue Code Section 1445 and the regulations issued thereunder) that, or Buyer has actual knowledge that, such Certification is false, Buyer shall deduct and withhold from the Purchase Price a tax equal to ten (10%) percent thereof, as required by Internal Revenue Code Section 1445. In the event of any such withholding, Seller’s obligation to deliver title to the Property pursuant to this Agreement shall not be excused or otherwise affected, and Buyer shall pay over such withheld amount to the Internal Revenue Service and shall file such form as may be required thereby. In the event of any claimed over-withholding, Seller shall be limited solely to an action against the Internal Revenue Service for a refund, and Seller hereby waives any right of action against Buyer on account of such withholding. An affidavit in the form of Exhibit L attached hereto, certifying that Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code.

5.3.8 Construction Loan Pay-Off. At Closing, in consideration of (i) Seller’s receipt of the Purchase Price, as reduced by the Operator’s Interest, in lieu of receipt of the FF&E (as defined in the Construction Loan Agreement) as set forth in Section 16.3 of the Operating Lease, and (ii) the termination of the Operating Lease (as provided in Section 5.4.7), Seller shall cause the Construction Loan to be discharged and the Lien securing the same released as provided in Section 2.5 hereof.

5.4 Buyer Conveyances and Deliveries at Closing. At Closing, Buyer shall deliver to Seller and/or Operator, as applicable, through the Escrow Agent, the following:

5.4.1 Purchase Price. The Purchase Price, as adjusted pursuant to Section 4.3 above.

5.4.2 Certificates for Units. Certificates (“Unit Certificates”) in the name of Operator representing the Units as provided in Section 4.2.3, bearing appropriate legends indicating that the Units have not been registered under the Securities Act of 1933 and that the Limited Partnership Agreement will restrict the transfer of the Units.

5.4.3 Assignment and Assumption. An executed counterpart of the Assignment and Assumption assuming in writing the due and full performance of all of Seller’s covenants and obligations accruing on and after the Closing Date under the Operating Lease and the Other Interests.

5.4.4 Operator Contribution, Assignment and Assumption. An executed counterpart of an assignment, contribution and assumption (the “Assignment, Contribution and Assumption”) in the form of Exhibit M, assuming in writing the due and full performance of all of Operator’s covenants and obligations accruing on and after the Closing Date under the Operating Agreements in partial consideration of the issuance to Operator of Units in Buyer.

5.4.5 Approvals, Consents, etc. Evidence of all approvals, authorizations, consents and waivers by Buyer necessary for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

5.4.6 Settlement Statement. An executed counterpart of the Settlement Statement.

5.4.7 Termination of Operating Lease. A consent to and confirmation of termination of the Operating Lease in accordance with Section 16.3 of the Operating Lease executed by Buyer (as assignee of Seller pursuant to the Assignment and Assumption, and as assignee of Operator pursuant to the Assignment, Contribution and Assumption).

5.5 Operator Conveyances and Deliveries at Closing. At Closing, Operator shall deliver to Buyer and Seller, as applicable, through the Escrow Agent, the following:

5.5.1 Assignment, Contribution and Assumption. An executed counterpart of the Assignment, Contribution and Assumption, contributing and assigning to Buyer the Operator’s interest as tenant under the Operating Agreements in consideration of the issuance to Operator of the Units. Buyer shall be entitled to identify not less than two (2) days prior to the Closing agreements in addition to the Operating Agreements it desires to have assigned to it and Operator shall, to the extent such agreements are assignable by it, assign to Buyer at the Closing all of Operator’s right, title and interest in and to such agreements.

5.5.2 Bill of Sale. A Bill of Sale in the form attached hereto as Exhibit N conveying the Operator Personal Property to Buyer subject only to the obligations of Operator under the Construction Loan Agreement which obligations shall be discharged by Seller with proceeds of the Purchase Price concurrently with the Closing.

5.5.3 Approvals, Consents, etc. Evidence of all approvals, authorizations, consents and waivers by Operator necessary for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

5.5.4 Releases of Liens. At Closing, Operator shall discharge or release, or cause to be discharged or released, any Lien against the Operating Agreements, the Pavilion Lease and the Operator Personal Property caused by Operator provided that Operator shall have no obligation to discharge or release, or cause to be discharged or released, any Lien created by Seller and/or Seller Group.

5.6 Conditions to Closing.

5.6.1 Conditions Precedent to Buyer’s Obligations. Buyer’s obligations under this Agreement are subject to the satisfaction, on or before the Closing Date, of each of the following conditions (any of which may be waived by Buyer, in whole or in part): (a) all the Seller’s representations and warranties in this Agreement (considered both collectively and individually) must have been accurate, in all material respects, as of the date of this Agreement, and must be accurate, in all material respects, as of the Closing Date as if then made; (b) all of the covenants and obligations that Seller is required to perform or to comply with under this Agreement on or before the Closing Date must have been duly performed and complied with in all material respects; (c) Seller shall have caused the documents and instruments required by Section 5.3 to be delivered to Buyer (including a release of the Lien securing the Construction Loan as contemplated in Section 16.3 of the Operating Lease, as provided in Section 5.3.8 above); (d) since the date of this Agreement, there must not have been commenced or threatened against Buyer and/or Seller, or against any related person of Buyer and/or Seller, any proceeding involving any challenge to, or seeking damages or other relief in connection with, any of the contemplated transactions, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the contemplated transactions; (e) Trustee and Buyer shall have entered into the Trustee Loan and the Trustee shall have loaned the proceeds thereof to Buyer in accordance with the documents evidencing and securing the Trustee Loan; (f) all of the covenants and obligations that Operator is required to perform or comply with under this Agreement on or before the Closing Date must have been duly performed and complied within all material respects; and (g) all third party consents required to consummate the transactions contemplated herein and the Trustee Loan shall have been obtained.

5.6.2 Special Conditions. Notwithstanding anything herein to the contrary, it shall be a condition to Seller’s obligation to sell the Property at Closing hereunder that (i) Buyer shall, contemporaneously with Closing, finance the acquisition and renovation of the Property with the Trustee Loan, substantially on the terms set forth in the Term Sheet attached hereto as Exhibit O, (ii) Operator, contemporaneously with Closing, contributes to Buyer the Operator’s interest (A) as tenant under the Operating Lease and (B) in the other Operating Agreements and (iii) Operator shall not be in default under the Construction Loan Agreement or any other document evidencing and/or securing the Construction Loan. Should (i) Buyer fail to consummate the Trustee Loan contemporaneously with the Closing (other than for a failure by Trustee to perform), (ii) Operator fail, at Closing, to contribute to Buyer the Operator’s interest (A) as tenant under the Operating Lease and (B) in the other Operating Agreements, and/or (iii) Operator be in default under the Construction Loan Agreement or any other document evidencing and/or securing the Construction Loan, Closing shall not occur and Buyer’s only remedy hereunder (without affecting the rights, remedies or claims of any party under the Operating Lease or the Existing Loan) shall be to terminate this Agreement (and, to the extent such termination occurs prior to the expiration of the Study Period, receive the Deposit from the Escrow Agent). In such event, Buyer shall reimburse Seller up to $50,000 (exclusive of the Deposit) for Seller’s out-of-pocket expenses actually incurred in connection with the transactions contemplated herein (including, without limitation, the Trustee Loan), which obligation shall survive the termination of this Agreement. Should Trustee fail to consummate the Trustee Loan contemporaneously with the Closing for a reason other than a failure by Buyer, Operator or any member of the Buyer Group to satisfy a condition precedent to the closing of the Trustee Loan (a “Trustee Failure”), Seller shall be deemed to have breached this Agreement, Closing shall not occur and Buyer shall be entitled to terminate this Agreement and receive a return of the Deposit and reimbursement by Seller of up to $50,000 for Buyer’s out-of-pocket expenses actually incurred in connection with the transactions contemplated herein (including, without limitation, the Trustee Loan), which obligation shall survive the termination of this Agreement.

5.7 Effect of Closing.

5.7.1 As to Seller. Effective upon the Closing, in consideration Seller’s receipt of payment of the Purchase Price, as reduced by the Operator’s Interest as provided hereinabove, and the receipt by Operator of the Units in lieu of the Operator’s Interest, and upon the discharge of the Construction Loan as contemplated by 16.3 of the Operating Lease, Seller’s obligation to Operator under Section 16.5 of the Operating Lease shall be discharged and deemed satisfied, and Seller shall not be obliged under the Operating Lease to pay to Operator any portion of the Purchase Price pursuant to such agreement. Effective upon Closing, the Operator shall be deemed to have unconditionally and irrevocably waived, released, acquitted, and forever discharged the Seller Group and/or its and their current and former affiliates and related business entities, agents, partners, employees, officers, directors, successors, assigns, attorneys, insurers, and representatives of every kind whatsoever, of and from any and all claims, demands, damages, actions, causes of action, debts, costs, loss of services, expenses, compensation, liabilities, or controversies of any kind whatsoever, whether known or unknown, latent, patent, non-existent at the present time and that may arise in the future or are unanticipated at this time that Operator has had, now has, or may have against the Seller Group, for any claims, whether known or unknown, which relate in any way to any alleged act, event, transaction, agreement, omission, fraud, misrepresentation, non-disclosure, breach of warranty (express or implied, oral or written), breach of contract (express or implied, oral or written), negligence, gross negligence, reckless, willful, or intentional conduct arising out of, in connection with, or in any way (directly or indirectly) related to, the Property. Such waiver and release includes, but is not limited to, a waiver and release of express warranties, implied warranties, warranties of fitness for a particular use, claims of every type and kind, including, but not limited to, claims regarding defects that were not or are not discoverable, product liability claims, product type liability claims, any rights and claims relating to or attributable to environmental conditions, and all other extant or later created or conceived of strict liability or strict liability type claims or rights. The waiver and release in this Section shall survive the Closing and remain in effect indefinitely thereafter.

5.7.2 As to Operator. Upon receipt of the Unit Certificates, the Operator shall (i) be deemed to have waived all rights under Section 16 of the Operating Lease, including, without limitation, any right of first offer or first refusal with respect to the sale of the Property, or any obligation of Seller to pay to Operator any amount or amounts (except for the Operator’s Interest, as provided hereinabove) in connection with the termination of the Operating Lease and/or the Third Party Sale (as defined in the Operating Lease), and (ii) accede to the Limited Partnership Agreement as a limited partner.

5.7.3 As to Operating Lease. Upon receipt (i) by Seller of the Purchase Price, as reduced by the Operator’s Interest, (ii) by Buyer of the Deed, the Assignment and Assumption, and the Assignment, Contribution and Assumption, and (iii) by Operator of the Unit Certificates, the Operating Lease shall terminate. Nothing herein shall limit the effect of Section 23.23 of the Operating Lease or Seller’s right to enforce the obligations and/or liabilities of Operator (including Buyer, as assignee of Operator’s interest under the Operating Lease pursuant to the Assignment, Contribution and Assumption) accruing prior to the termination thereof, or vice versa.

6A. SELLER’S COVENANTS.

Between the date of this Agreement and the Closing Date, Seller shall comply with the following provisions:

6A.1 Standard of Operation and Maintenance. Seller (i) shall, to the extent within its control under the Operating Lease, cause Operator to operate, manage, and maintain the Property in substantially the same manner as it has been operated, managed and maintained on behalf of Seller to the date hereof, in accordance with the Operating Lease and (ii) shall not sell, assign, transfer or convey any Seller Personal Property or equipment, except for Seller Personal Property consumed in the ordinary course of business or equipment that becomes obsolete or unusable which may be disposed of or replaced in the ordinary course of business.

6A.2 New Operating Lease and Modifications to Operating Lease. Seller shall not enter into any new operating lease or cancel, modify, extend, or renew the Operating Lease, nor waive any default under, accept any surrender of, the Operating Lease or accept any prepayment of rent thereunder without in each case the prior written consent of Buyer, which consent may be withheld in the sole and absolute discretion of Buyer. The failure of Buyer to object reasonably, within five (5) Business Days, of receipt of any written request for consent together with the appropriate documentation thereunder shall be deemed an approval of such request.

6A.3 Representations and Warranties. Seller shall notify Buyer promptly if before the Closing Date Seller becomes aware of any fact, transaction, event, or occurrence that could make any of the warranties, representations, and covenants of Seller under this Agreement not materially true with the same force and effect as if made on or as of the date of this Agreement.

6A.4 Transfer of Permits. Seller shall reasonably cooperate in connection with the transfer of any Permits in the name of Seller, to the extent transferable, so as to transfer the benefits of each Permit to Buyer at or after Closing. If any Permit shall be suspended or revoked, Seller shall promptly notify Buyer and shall take commercially reasonable measures necessary to cause the reinstatement of the Permit without any additional limitation or condition.

6B. OPERATOR’S COVENANTS.

Between the date of this Agreement and the Closing Date, Operator shall comply with the following provisions:

6B.1 Operation of the Business. Operator will (a) conduct the business of the Hotel only in the ordinary course of business, (b) confer with Buyer or cause its asset manager to confer with Buyer concerning operational matters of a material nature, (c) otherwise report or cause the asset manager to report periodically to Buyer concerning the status, operations and finances of the business and (d) not enter into any agreement affecting the Property without Buyer’s prior written consent, which consent may be withheld in the sole and absolute discretion of Buyer.

6B.2 Negative Covenant. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, the Operator will not (a) make any modifications to any material contract, (b) enter into any compromise or settlement of any pending or threatened proceeding relating to the business of the Hotel or for which the Operator has any liability, (c) remove any equipment, except for equipment that becomes obsolete or unusable which may be disposed of or replaced in the ordinary course of business or (d) sell, assign, transfer or otherwise convey any Operator Personal Property, except for Operator Personal Property or equipment that becomes obsolete or unusable which may be disposed of or replaced in the ordinary course of business.

7. REPRESENTATIONS AND WARRANTIES OF SELLER.

Seller, as of the date of execution of this Agreement by Seller and as of the Closing, represents and warrants to Buyer that each of the representations and warranties set forth below is true and correct in all material respects, provided, however, that Seller shall, as provided in Section 6.3, notify Buyer in writing of any event or condition that, to Seller’s Knowledge, will cause a material change in the facts relating to, or the truth of, any of the above representations or warranties. Seller shall be entitled to modify the representations and warranties contained in this

Section 7 as of Closing to reflect changes thereto from the date of this Agreement until Closing (a) that arise in the ordinary course of the ownership of the Property, and (b) as long as such modifications shall not materially adversely affect the use or value of the Property; provided, however, that if such representations and warranties, as such may be modified pursuant to clauses (a) and/or (b) above, are not true and correct in all material respects as of the Closing, Seller and/or Buyer shall be entitled to terminate this Agreement and, if so terminated, Buyer shall be entitled to receive a return of the Deposit. The representations and warranties contained in this Section are intended to survive the Closing for a period of one (1) year (the “Survival Period”). No claim for a breach of any representation or warranty of Seller in this Section shall be actionable or payable (a) unless and until the valid claims for all such breaches collectively aggregate more than Ten Thousand and No/100 Dollars ($10,000), and (b) unless written notice containing a description of the specific nature of such breach shall have been given to the other party and an action shall have been commenced prior to the expiration of the Survival Period. Further, in no event shall (a) Seller have any liability in excess of Two Hundred Twenty Thousand and 00/100 Dollars ($220,000.00) in the aggregate with respect to all claims for a breach of any representation or warranty contained in this Section, (b) any officer, director, employee, stockholder, trustee or agent of Seller, any advisor or consultant to Seller, the Trustee, the Trust or any of the Participating Plans be liable for Seller’s breach of this Agreement.

7.1 Existence and Authority of Seller. Seller is a corporation, duly formed, validly existing and in good standing under Maryland law. Seller has the requisite power and authority, has taken all actions required by its organizational documents and applicable law, and has obtained all necessary consents, to execute and deliver this Agreement and to consummate the transactions contemplated in this Agreement. Each individual executing this Agreement on behalf of Seller is duly authorized to do so. This Agreement constitutes the legal and binding obligation of Seller and is enforceable in accordance with its terms.

7.2 Rental Payments; Other Operating Leases or Other Agreements. Except as disclosed in writing to Buyer, no Rental Payment for any period after the date of this Agreement has been collected in advance of the time when the same becomes due. To Seller’s knowledge, Seller is not a party to any other lease, contract or other agreement with respect to the Property, other than (i) the Operating Lease, (ii) the documents listed on Exhibit C and Exhibit P in which Seller is a named party, and (iii) as reflected in the Record Exceptions.

7.3 Litigation Proceedings. There are no judgments unsatisfied against Seller or, to Seller’s knowledge, the Property. To Seller’s knowledge, there are no consents decrees or injunctions to which the Property is subject or to which Seller is subject that would materially, adversely affect Seller’s ability to convey the Property in accordance with the terms hereof. Seller has not received any notice of any litigation or proceeding pending against the Seller. To Seller’s Knowledge, there is no litigation or proceeding pending against the Property, or threatened against or relating to Seller or the Property. Seller shall give Buyer prompt written notice of any such litigation or proceeding instituted or threatened before Closing, but any such litigation or proceeding shall not be deemed a breach of this Section unless it might have, in Buyer’s reasonable judgment, a material adverse affect on the use or value of the Property.

7.4 Bankruptcy. Seller has not (a) commenced a voluntary case, or had entered against it a petition, for relief under any federal bankruptcy act or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors, (b) caused, suffered or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator, or similar official in any federal, state, or foreign judicial or non-judicial proceeding, to hold, administer and/or liquidate all or substantially all of its assets, or (c) made an assignment for the benefit of creditors.

7.5 Personal Property. To Seller’s knowledge, Seller owns the Seller Personal Property free and clear of liens, claims and encumbrances other than Permitted Encumbrances.

7.6 No Conflicting Agreements. There are no agreements binding on Seller, the Seller Personal Property or any portion of the Property owned by Seller that would be violated or breached by the execution or performance of this Agreement for which a consent has not been obtained.

8A. REPRESENTATIONS AND WARRANTIES OF BUYER.

Buyer represents and warrants to each of Seller and Operator (except for 8A.8 which is made only to Operator, and 8A.4 and 8A.5 which are made only to Seller) that each of the following representations and warranties is material and is true and correct as of the date of this Agreement, shall be true and correct at Closing and shall survive indefinitely Closing and any termination of this Agreement: Buyer represents and warrants to each of Seller and Operator (except for 8A.8 which is made only to Operator, and 8A.4 and 8A.5 which are made only to Seller) that each of the following representations and warranties is true and correct in all material respects as of the date of this Agreement, shall be true and correct at Closing and shall survive the Closing indefinitely, except for the representations and warranties contained in 8A.1, 8A.2, 8A.3 and 8A.6, each of which shall survive the Closing for a period of two (2) years. No claim for a breach of any representation or warranty of Buyer in this Section shall be actionable or payable unless written notice containing a description of the specific nature of such breach shall have been given to the other party and an action shall have been commenced on or before the date that is two (2) years after the Closing. Buyer’s liability (a) for the representations and warranties contained in 8A.1, 8A.2, 8A.3 and 8A.6 shall be limited to an amount not to exceed Five Hundred Thousand and 00/100 Dollars ($500,000.00) in the aggregate with respect to all claims for a breach of such representations or warranties, and (b) shall not extend to any officer, director, employee, stockholder, trustee or agent of Buyer, any advisor or consultant to Buyer be liable for Buyer’s breach of this Agreement.

8A.1 Existence and Authority of Buyer. Buyer is a Delaware limited partnership duly formed, validly existing, in good standing under Delaware law and, as of Closing, qualified to transact business in the state of Florida. Buyer has the requisite power and authority, has taken all actions required by its organizational documents and applicable law, and has obtained all necessary consents, to execute and deliver this Agreement and to consummate the transactions contemplated in this Agreement. Each individual executing this Agreement on behalf of Buyer is duly authorized to do so. This Agreement constitutes the legal and binding obligation of Buyer and is enforceable in accordance with its terms.

8A.2 No Conflicting Agreements. There are no agreements binding on Buyer or its property that would be violated or breached by the execution or performance of this Agreement for which a consent has not been obtained.

8A.3 Bankruptcy. Buyer has not (a) commenced a voluntary case, or had entered against it a petition, for relief under any federal bankruptcy act or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors, or (b) caused, suffered, or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator, or similar official in any federal, state, or foreign judicial or non-judicial proceeding, to hold, administer and/or liquidate all or substantially all of its assets.

8A.4 “As Is, Where Is With All Faults”. Buyer acknowledges, represents, and warrants to Seller that Buyer is buying the Property in its “AS IS, WHERE IS WITH ALL FAULTS” condition, all as more fully provided in Section 4 (Study Period).

8A.5 ERISA. Neither Buyer nor any parent entity or subsidiary is (i) a party in interest under Section 3(14) of ERISA or a disqualified person under Section 4975(e)(2) of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to the Trust or the Participating Plans, or (ii) an entity the assets of which are deemed to include plan assets pursuant to Department of Labor regulation Section 2510.3-101.

8A.6 Knowledge and Experience. The Buyer and its parent entity have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of purchasing the Property, and the financial condition of Buyer is such that it can bear the economic risks of such investment.

8A.7 Compliance with Anti-Terrorism Laws.

(i) Neither Buyer nor any member of the Buyer Group is in violation of any Anti-Terrorism Law.

(ii) Neither Buyer nor any member of the Buyer Group, nor any of their respective brokers or other agents acting or benefiting in any capacity in connection with this Agreement is a Prohibited Person.

(iii) Neither Buyer nor any member of the Buyer Group, nor any of their respective brokers or other agents acting in any capacity in connection with this Agreement (A) is conducting any business or engaging in any transaction or dealing with any Prohibited Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Prohibited Person, (B) is dealing in, or otherwise engaging in any transaction relating to, any property or interests in property blocked pursuant to Executive Order

No. 13224; or (C) is engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

8A.8 Units Validly Issued. The Units, when issued, will have been duly and validly authorized and issued, free of any preemptive or similar rights, and will be fully paid and non-assessable, without any obligation to restore capital except as required by the Delaware Revised Uniform Limited Partnership Act (the “Limited Partnership Act”). Operator shall be admitted as a limited partner as of the Closing Date and shall be entitled to all of the rights and protections of a limited partner under the Limited Partnership Act and the provisions of the Limited Partnership Agreement, with the same rights, preferences, and privileges as all other limited partners on a pari passu basis.

8B. REPRESENTATION AND WARRANTIES OF OPERATOR. Operator represents and warrants to Buyer (and to Seller as to Sections 8B.1 through and including 8B.7, and 8B.16) that each of the following representations and warranties is true and correct as of the date of this Agreement and shall be true and correct at Closing and shall survive closing for the Survival Period; provided that Sections 8B.1, 8B.4 and 8B.10, as to Buyer only, shall survive the closing and shall continue thereafter indefinitely notwithstanding the end of the Survival Period:

8B.1 Existence and Authority of Operator. Operator is a limited liability company duly formed, validly existing, in good standing under Virginia law and qualified to transact business in the state of Florida. Operator has the requisite power and authority, has taken all actions required by its organizational documents and applicable law, and has obtained all necessary consents, to execute and deliver this Agreement and to consummate the transactions contemplated in this Agreement. Each individual executing this Agreement on behalf of Operator is duly authorized to do so. This Agreement constitutes the legal and binding obligation of Operator and is enforceable in accordance with its terms.

8B.2 Operating Lease. The Operating Lease is in full force and effect, has not been modified, changed, altered, extended, or amended in any respect whatsoever and constitutes the complete agreement between Seller and Operator with respect to the Property. Operator has performed all of its obligations under the Operating Lease, including, without limitation, payment, when due, of all real and personal property taxes and other lienable items, as provided in the Operating Lease. Seller is not in default of the Operating Lease and Operator has not received any notice from Seller declaring a default under the Operating Lease. Operator is not aware of any fact or circumstance that, by itself or with the giving of notice or the passage of time or both, would constitute a default by Seller or Operator under the Operating Lease.

8B.3 Operating Agreements. Each of the Operating Agreements (other than the Operating Lease) identified on Exhibit C is in full force and effect, has not been modified, changed, altered, extended or amended in any respect whatsoever and constitutes the complete agreement between Operator and the other party or parties thereto Operator. Operator has performed all of its obligations under each Operating Agreement and is not in default with respect to any such agreement, has not received notice of a default and is not aware of any fact or circumstance that, by itself or with the giving of notice or the passage of time or both, would constitute a default by Operator under any such agreement.

8B.4 No Conflicting Agreements. There are no agreements binding on Operator or its property that would be violated or breached by the execution or performance of this Agreement for which a consent has not been obtained or will be obtained on or prior to Closing.

8B.5 Bankruptcy. Operator has not (a) commenced a voluntary case, or had entered against it a petition, for relief under any federal bankruptcy act or any similar petition, order or decree under any federal or state law or statute relative to bankruptcy, insolvency or other relief for debtors, or (b) caused, suffered, or consented to the appointment of a receiver, trustee, administrator, conservator, liquidator, or similar official in any federal, state, or foreign judicial or non-judicial proceeding, to hold, administer and/or liquidate all or substantially all of its assets.

8B.6 No Consents. Operator has obtained or filed or will obtain or file before the Closing Date each consent, approval, authorization, order, license, certificate, permit, registration, designation, or filing by or with any governmental agency or body necessary for the execution, delivery, and performance of this Agreement by such Operator. No person has any right or approval to consent to the execution, delivery or performance of this Agreement by such Operator which has not been obtained or which will not be obtained prior to the Closing.

8B.7 ERISA. Operator is not (i) a party in interest under Section 3(14) of ERISA or a disqualified person under Section 4975(e)(2) of the Code, with respect to the Trust or the Participating Plans, or (ii) an entity the assets of which are deemed to include plan assets pursuant to Department of Labor regulation Section 2510.3-101.

8B.8 Securities Law Matters.

(A) In acquiring the Units and engaging in this transaction, Operator is not relying upon any representations, written or oral, made to it by the Buyer, or any of its partners, officers, employees, or agents that are not contained herein. Operator is aware of the risks involved in investing in the Units and in the shares of common stock (“Common Stock”) of MHI, issuable upon redemption of such Units. Operator has had an opportunity to ask questions of, and to receive answers from, the Buyer or a person or persons authorized to act on its behalf, concerning the terms and conditions of this investment and the financial condition, affairs, and business of the Buyer. Operator confirms that all documents, records, and information pertaining to its investment in the Buyer that it has requested, including a complete copy of the Limited Partnership Agreement, have been made available or delivered to them prior to the date hereof.

(B) Operator understands that neither the Units nor the shares of Common Stock issuable upon redemption of the Units have been registered under the Securities Act or any state securities acts and are instead being offered and sold in reliance on an exemption from such registration requirements. The Units issuable to Operator are being acquired solely by Operator for its own account, for investment, and are not being acquired with a view to, or for resale in connection with, any distribution, subdivision, or fractionalization thereof, in violation of any securities laws, and Operator has no present intention to enter into any contract, undertaking, agreement, or arrangement with respect to any such resale or distribution in violation of any securities laws; provided, however, that, at or following Closing, Operator may distribute the Units to its shareholders that (1) have represented and warranted to the Buyer in writing that, as of the time of such distribution, such shareholder is an accredited investor as that term is defined in Rule 501 of Regulation D under the Securities Act, and (2) have executed the Limited Partnership Agreement as limited partners. Operator understands that any certificates evidencing the Units will contain appropriate legends reflecting the requirement that the Units not be resold by Operator without registration under all applicable securities laws or the availability of an exemption from such registration and that the Limited Partnership Agreement will restrict transfer of the Units.

8B.9 Accredited Investor. Operator is an accredited investor as that term is defined in Rule 501 of Regulation D under the Securities Act.

8B.10 Tax Matters. Operator has obtained from its own counsel advice regarding the tax consequences of (i) the transfer of the Operator Personal Property and the assignment of the Operating Agreements to the Buyer and the receipt of Units as consideration therefore, (ii) Operator’s admission as a limited partner of the Buyer, and (iii) any other transaction contemplated by this Agreement. Operator further represents and warrants that it has not relied on the Buyer or the Buyer’s representatives or counsel for such tax advice.

8B.11 Leases. Exhibit P attached hereto is a true, correct and complete schedule of all ground leases, restaurant leases, telecommunications leases, subleases and other leases and other rights of occupancy in effect with respect to the Hotel and the Property of which Operator is a party (collectively, the “Leases”) except hotel guest room licenses. Except as set forth on Exhibit P, there are no other leases, subleases, tenancies or other rights of occupancy in effect with respect to the Hotel or the Property of which Operator is a party.

8B.12 Compliance With Laws. Operator possesses such certificates, approvals, licenses, authorities or permits issued by the appropriate local, state or federal agencies or bodies necessary to conduct the business to be conducted by it, and Operator has not received any written notice of proceedings relating to the revocation or modification of any such certificate, approval, license, authority or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling, or finding, would materially and adversely affect the condition, financial or otherwise, or the earnings, business affairs or business prospects of the Property or the Hotel. Operator has not received any written or other notice of any violation of any applicable zoning, building, fire, health or safety code, rule, regulation or ordinance, or of any employment, or other regulatory law, order, regulation or other requirement, including without limitation the Americans With Disabilities Act (“ADA”) or any restrictive covenants or other easements, encumbrances or agreements, relating to the Property or the Hotel, which remains uncured.

8B.13 Condemnation. Operator has received no notice of a pending or to the Operator’s knowledge threatened condemnation or eminent domain proceedings, or negotiations for purchase in lieu of condemnation, which affect or would affect any portion of or all of the Property or any improvements thereon.

8B.14 Permits. Except to the extent otherwise expressly disclosed in any report pertaining to the Property obtained by Buyer prior to the Closing Date, (i) Operator is currently in compliance with all, and otherwise not liable under any, applicable Environmental Laws with respect to the Property, and Operator has obtained, presently has in force, and is in full compliance with all, and otherwise not liable under any, Permits needed under Environmental Laws for Operator, tenants of Operator, and their respective employees, business invitees, and guests to maintain, occupy, use and visit the Property, and Operator has not, and to the best of Operator’s knowledge, none of its predecessors in title to, or possession of the Property, has violated or been found otherwise liable under any applicable Environmental Law; (ii) there is no present requirement of any applicable Environmental Law which will increase the cost of complying with the Environmental Laws with respect to the Property or will otherwise result in an encumbrance or other restriction of any nature resulting from any Environmental Laws with respect to the Property; (iii) all past use, handling, generation, recycling, treatment, storage, discharge, emission, release, transportation and disposal of Hazardous Materials on, from or at the Real Property by Operator, and, to the best of Operator’s knowledge, its predecessors, have been done in compliance with applicable Environmental Laws; (iv) Operator has not, and to the best of Operator’s knowledge, none of its predecessors has used, handled, generated, treated, spilled, discharged, emitted, recycled, stored, transported, disposed of or released any Hazardous Materials on or from the Property except to the extent the same was permitted by, or remediated in accordance with, applicable Environmental Laws and, Operator uses, handles, generates, treats, discharges, emits, recycles, releases, disposes, maintains and stores no Hazardous Materials in, on or about the Real Property that are not stored or contained in accordance with applicable Environmental Laws; (v) there are no and have never been any underground storage tanks in the Land; (vi) Operator has used and will continue to use the level of care that a reasonable and prudent operator would use in ensuring that its occupation of the Property, including, without limitation, the discharge, treatment, storage, deionization and disposal of waste water from the Property are in compliance with all Environmental Laws; (vii) the Real Property currently complies with all applicable zoning, building, civil rights, and other laws, ordinances, codes and regulations including, but not limited to, The Americans with Disabilities Act of 1990, and all Environmental Laws, as hereinafter defined; (viii) use of the Property for the purposes it is currently being used for is permitted as of right under all applicable zoning ordinances and laws without limitations imposed thereon by reason of said use, or any Improvements being a nonconforming use of structure, as the case may be; (ix) Operator has not received any notice of any fire, health, safety, building, pollution, environmental, zoning or other violations of law in respect to the Real Property, which have not been entirely corrected, and has not received any notice from any insurance company, inspector or rating bureau making requirements as a condition to the continuation of insurance on or with respect to the Property which have not heretofore been satisfied; (x) there is no existing, pending, or, to the best of Operator’s knowledge, contemplated, threatened or anticipated, (a) condemnation of any part of the Real Estate, or (b) widening, change of grade or limitation on the use of streets abutting the Property; (xi) to the best of Operator’s knowledge, Operator has obtained all licenses, permits, easements and rights-of-way, including proof of dedication, required from all governmental authorities having jurisdiction over the Real Property or from private parties to make use of all water, sewer, gas, electric, telephone and drainage facilities and all other utilities serving the Real Property and to insure vehicular and pedestrian ingress and egress to and from the Property over the streets, driveways, alleys and sidewalks presently used therefor, which in all cases are sufficient in size and capacity to serve the Improvements for their intended use; (xii) to the best of Operator’s knowledge, there are no obligations in connection with the Property of any so-called “recapture agreement” involving refund for sewer extension, oversizing utility, lighting or like expense or charge for work or services done upon or relating to the Property; (xiii) there are no contracts, agreements, leases (other than the Operating Agreements), licenses, invoices, bills or understandings of any nature, written or oral, formal or informal to which Operator is a party or otherwise bound, other than as may be expressly set forth herein, which Buyer, upon becoming owner of the Property, will be required to assume or pay or to which Buyer may, as a consequence of entering into or closing this Agreement, may become bound without Buyer’s express and prior written consent.

8B.15 Operator Personal Property. Operator owns the Operator Personal Property free and clear of liens, claims and encumbrances other than Permitted Encumbrances.

8B.16 Operator Employees. Operator has provided, or will timely provide, all required notices to its employees at the Hotel under applicable state and federal law, including, without limitation, the Worker Adjustment and Retraining Notification Act, as amended.

9. CASUALTY AND CONDEMNATION.

9.1 Casualty. If before the Closing Date any of the Improvements is damaged or destroyed by fire or other casualty, then Seller shall deliver written notice to Buyer of such casualty and the following provisions shall apply with respect to such casualty:

9.1.1 Major Casualty. If the Improvements are damaged or destroyed by fire or other casualty to the extent that the damage cannot be restored within one hundred eighty (180) days (a “Major Casualty”), Buyer and Seller shall each have the right to terminate this Agreement by written notice to the other within fifteen (15) days after Seller’s notice to Buyer of such Major Casualty, whereupon such election to terminate by either Buyer or Seller (or both), Seller shall return the Deposit to Buyer and thereafter no party hereto shall have any further rights, obligations or liabilities hereunder except to the extent that any right, obligation, or liability set forth herein expressly survives termination of this Agreement. If this Agreement is not terminated by either Buyer or Seller (or both) pursuant to this Section 9.1.1, Buyer shall be obligated to close the purchase and sale contemplated by this Agreement as scheduled and the Purchase Price shall be not be adjusted. In such case, Seller shall pay to Buyer at Closing an amount equal to the sum of (i) the unexpended insurance proceeds received by Seller prior to Closing on account of such Major Casualty, plus (ii) an amount equal to the deductible under its insurance policy/ies in respect of such Major Casualty. Notwithstanding the provisions of the preceding sentence, Seller shall not be obligated to repair or restore the Property except as otherwise provided in this Agreement.

9.1.2 Minor Casualty. If any such damage or destruction does not constitute a Major Casualty, neither Buyer nor Seller shall have any right to terminate this Agreement, Buyer shall be obligated to close the purchase and sale contemplated by this Agreement as scheduled without adjustment of the Purchase Price, and Seller shall pay to Buyer at Closing an amount equal to the sum of (i) the unexpended insurance proceeds received by Seller prior to Closing on account of such damage or destruction, plus (ii) an amount equal to the deductible under its insurance policy/ies in respect of such damage or destruction. Notwithstanding the provisions of the preceding sentence, Seller shall not be obligated to repair or restore the Property except as otherwise provided in this Agreement.

9.2 Condemnation. If before the Closing Date there shall be instituted against the Property any Condemnation Proceeding, Seller shall immediately give written notice (the “Seller’s Condemnation Notice”) of the Condemnation Proceeding to Buyer, and:

9.2.1 Major Taking. If any such Condemnation Proceeding would result in the condemnation of all of the Land and/or the Improvements or so much of the Land and/or the Improvements so as to render the balance of the Land and/or the Improvements not so condemned to be unusable as a hotel as presently operated (a “Major Taking”), then either Buyer or Seller (or both) shall have the right to terminate this Agreement by written notice to the other within fifteen (15) days after Buyer’s receipt of Seller’s Condemnation Notice, whereupon such election to terminate by either Buyer or Seller (or both), Seller shall return the Deposit to Buyer and thereafter no party hereto shall have any further rights, obligations or liabilities hereunder except to the extent that any right, obligation or liability set forth herein expressly survives termination of this Agreement. If neither Buyer nor Seller shall elect to so terminate this Agreement, Buyer and Seller shall be obligated to close the purchase and sale contemplated hereby as scheduled less the portion of the Land and/or the Improvements so taken or subject to the Condemnation Proceeding without adjustment of the Purchase Price and Seller shall pay to Buyer at Closing any award paid to Seller prior to Closing on account of the Condemnation Proceeding. Seller shall not have any obligation to repair or restore the Land and/or the Improvements not so taken by the Condemnation Proceeding.

9.2.2 Minor Taking. If any Condemnation Proceeding would not constitute a Major Taking, neither Buyer nor Seller shall have any right to terminate this Agreement, Buyer and Seller shall be obligated to close the purchase and sale contemplated hereby as scheduled less the portion of the Land and/or the Improvements so taken or subject to the Condemnation Proceeding without adjustment of the Purchase Price, and Seller shall pay to Buyer at Closing any award paid to Seller prior Closing on account of the Condemnation Proceeding. Seller shall not have any obligation to repair or restore the Land and/or the Improvements not so taken by the Condemnation Proceeding.

9.3 Operating Lease. No termination of this Agreement shall affect Seller’s and Operator’s rights and obligations under the Operating Lease.

10. DEFAULT.

10.1 Buyer’s or Operator’s Default; Liquidated Damages. Buyer, Seller and Operator each acknowledge that it would be difficult to ascertain the actual damages that would be suffered by Seller if Buyer defaults in consummating the purchase and sale contemplated by this Agreement. Accordingly, if all conditions precedent to Buyer’s obligation to consummate the transactions contemplated by this Agreement have been satisfied or waived, but Buyer fails, refuses, or is unable to consummate the purchase and sale contemplated by this Agreement (including to the extent Buyer’s failure, refusal or inability to consummate the purchase and sale hereunder is due to a default by Operator), then Seller’s sole and exclusive remedy shall be to terminate this Agreement and obtain the Deposit from the Escrow Agent. On receipt by Seller of the Deposit, no party to this Agreement shall have any further liability to any other party hereunder and this Agreement shall terminate and thereupon each party shall be released from all further liability under this Agreement except as otherwise provided in this Agreement.

10.2 Seller’s Default. If all conditions and other events precedent to Seller’s obligations to consummate the transactions contemplated by this Agreement have been satisfied or waived, but Seller fails, refuses, or is unable to consummate the purchase and sale contemplated by this Agreement, then Buyer’s sole and exclusive remedy shall be either to (a) file a suit against Seller for specific performance to enforce Seller’s obligations to convey the Property, provided that no such action in specific performance shall seek to require Seller to do any of the following: (i) cause Seller to change the condition of the Property or restore the same after any fire or other casualty; (ii) cause Seller to expend money or post a bond to remove a title encumbrance or defect or correct any matter shown on a survey of the Property; or (iii) secure, cause the Seller to secure, any permit, approval, or consent with respect to the Property, except as expressly provided herein, or (b) send written notice to Seller of Buyer’s election to terminate this Agreement, in which event Seller shall return the Deposit to Buyer. On receipt by Buyer of the Deposit, no party shall have any further liability to any other party hereunder and this Agreement shall terminate and thereupon each party shall be released from all further liability under this Agreement except as otherwise provided in this Agreement.

11. NOTICES.

Any notice, demand, consent, approval, request, or other communication or document to be provided hereunder to a party hereto shall be in writing and shall be given to such party at its address or telecopy number set forth below or such other address or telecopy number as such party may hereafter specify for that purpose by notice to the other party. Each such notice, request, or communication shall, for all purposes, be deemed given and received (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified below during normal business hours and confirmation of complete receipt is received during normal business hours, (b) if hand delivered against receipted copy, when the copy thereof is receipted, (c) if given by a recognized overnight delivery service, the day on which such notice, request, or other communication is actually received, or (d) if given by any other means or if given by certified mail, return receipt requested, postage prepaid, three (3) days after it is posted with the United States Postal Service, at the address specified below:

If to Seller:	BIT Holdings Seventeen, Inc.
c/o Mercantile-Safe Deposit & Trust Company
Attention: Mr. David C. Schenning Vice President
Two Hopkins Plaza, Suite 804
Baltimore, Maryland 21201
Telephone No.: 410.237.5616
Telecopy No.: 410. 237.5420

with concurrent copies to:	Ballard Spahr Andrews & Ingersoll, LLP
300 East Lombard Street, 18th Floor
Baltimore, Maryland 21202
Attention: Raymond G. Truitt, Esq.
Telephone No.: 410.528.5629
Telecopy No.: 410.528.5650
and
Legg Mason Real Estate Services, Inc.
1600 Market Street, Suite 1310
Philadelphia, Pennsylvania 19103
Attn: Mr. Enda Bracken
Telephone No.: 215.446.8131
Telecopy No.: 215.446.8101

If to Buyer:	MHI Hospitality, L.P.
814 Capitol Landing Road
Williamsburg, VA 23187
Attn: Mr. Drew Sims
Telephone No.: 757.229.5648
Telecopy No.: 757.564.8801

with a concurrent copy to:	Baker & McKenzie LLP
815 Connecticut Avenue, NW
Washington, D.C. 20006-4078
Attn: Thomas J. Egan, Jr., Esq.
Telephone No.: 202.452.7050
Telecopy No.: 202.452.7072

12. GENERAL PROVISIONS.

12.1 Assignment. Buyer may not assign its rights under this Agreement without the prior written approval of Seller, which approval Seller may grant or withhold in its sole and absolute subjective discretion; provided, however, that Buyer may assign its rights under this Agreement to a wholly-owned subsidiary without the prior written consent of Seller, provided (i) Buyer provides written notice to Seller not less than three (3) Business Days prior to the Closing Date, (ii) such assignee executes and delivers to Seller at or prior to Closing an instrument in which it assumes all of Buyer’s rights and obligations under this Agreement (including a statement of compliance with all representations and warranties made by Buyer herein), and (iii) Buyer shall remain jointly and severally liable (with such assignee) under this Agreement.

12.2 Brokers. Each party represents that such party has not incurred any obligation to any broker or real estate agent with respect to the purchase or sale of the Property and the transactions contemplated herein. Each party represents and warrants that such party has not employed (expressly or implied) any broker or finder and has made no agreement (express or implied) to pay any broker’s commissions or finder’s fees in connection with the transactions contemplated by this Agreement. Each party agrees to indemnify and defend the other against and to hold the other harmless of and from all claims, demands, liabilities, costs, and expenses (including, but not limited to, reasonable attorneys’ fees) for any commission or fee payable to or claimed by any broker or finder employed (expressly or impliedly) by it or with whom it made an agreement (express or implied) to pay a broker’s commission or a finder’s fee. The representations, warranties, undertakings and indemnities of this Paragraph shall survive the Closing hereunder and any termination of this Agreement.

12.3 Binding Effect. This Agreement shall be binding on each party hereto and such party’s successors and assigns and shall inure to the benefit of each party hereto and such party’s successors and permitted assigns.

12.4 Entire Agreement. This Agreement and all the exhibits referenced herein and annexed hereto contain the entire agreement of the parties hereto with respect to the matters contained herein, and no prior agreement or understanding pertaining to any of the matters connected with this transaction shall be effective for any purpose. Except as may be otherwise provided herein, the agreements embodied herein may not be amended except by an agreement in writing signed by the parties hereto.

12.5 Time is of the Essence. TIME IS OF THE ESSENCE of the transaction contemplated by this Agreement.

12.6 Governing Law. This Agreement shall be governed by the law of the state in which the Land is located, without regard to principles of conflicts of laws that would direct the application of the law of any other jurisdiction.

12.7 Survival. Except as may be otherwise specifically provided in this Agreement, (i) all covenants, agreements, indemnities, representations, and warranties contained herein shall survive Closing for a period of one hundred eighty (180) days except those covenants and agreements performed at Closing, and (ii) all of such covenants, agreements, representations, indemnities, and warranties shall not be merged into the Deed and other documents delivered at Closing.

12.8 Further Assurances. Each party shall execute and deliver to the other such further documents or instruments as may be reasonable and necessary in furtherance of the performance of the terms, covenants, and conditions of the within Agreement. This covenant shall survive Closing.

12.9 Exclusive Application. Nothing in this Agreement is intended or shall be construed to confer on or to give to any person, firm, or corporation other than the parties hereto any right, remedy, or claim under or by reason of this Agreement. All terms and conditions of this Agreement shall be for the sole and exclusive benefit of the parties hereto and may not be assigned except as provided herein.

12.10 Partial Invalidity. If all or any portion of any of the provisions of this Agreement shall be declared invalid by laws applicable thereto, then the performance of such offending provision shall be excused by the parties hereto; provided, however, that if the performance of such excused provision materially affects any aspect of this transaction, then the party hereto for whose benefit such excused provision was inserted in this Agreement shall have the right, exercisable by written notice given to the other party within ten (10) days after such provision is so declared invalid, to terminate this Agreement, whereupon this Agreement shall terminate and thereafter no party hereto shall have any further rights, obligations, or liabilities hereunder except to the extent that any right, obligation, or liability set forth herein expressly survives termination of this Agreement.

12.11 Interpretation. The titles, captions, and paragraph headings are inserted for convenience only and are in no way intended to interpret, define, limit, or expand the scope or content of this Agreement or any provision hereof. If any party to this Agreement is made up of more than one person or entity, then all such persons and entities shall be included jointly and severally, even though the defined term for such party is used in the singular in this Agreement. If any time period under this Agreement ends on a day other than a Business Day, then the time period shall be extended until the next business day. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted. If any words or phrases in this Agreement shall have been stricken out or otherwise eliminated, regardless of whether any other words or phrases have been added, this Agreement shall be construed as if the words or phrases so stricken out or otherwise eliminated were never included in this Agreement and no implication or inference shall be drawn from the fact that such words or phrases were so stricken out or otherwise eliminated. All references in this Agreement to “the date of this Agreement” shall be deemed to refer to that date of acceptance of this Agreement.

12.12 Counterparts. This Agreement may be executed in separate counterparts. It shall be fully executed when each party whose signature is required has signed at least one counterpart even though no one counterpart contains the signatures of all of the parties to this Agreement.

12.13 No Implied Waiver. Unless otherwise expressly provided herein, no waiver by a party hereto of any provision hereof shall be deemed to have been made unless expressed in writing and signed by such party. No delay or omission in the exercise of any right or remedy accruing to Buyer or Seller upon any breach under this Agreement shall impair such right or remedy or be construed as a waiver of any such breach theretofore or thereafter occurring. The waiver by Buyer or Seller of any breach of any term, covenant, or condition herein stated shall not be deemed to be a waiver of any other breach, or of a subsequent breach of the same or any other term, covenant, or condition herein contained.

12.14 Rights Cumulative. All rights, powers, options, or remedies afforded to Buyer or Seller either hereunder or by law shall be cumulative and not alternative, and the exercise of one right, power, option, or remedy shall not bar other rights, powers, options, or remedies allowed herein or by law, unless expressly provided to the contrary herein.

12.15 Memorandum. No party hereto shall record this Agreement.

12.16 Attorneys’ Fees. Should any party employ an attorney or attorneys to enforce any of the provisions hereof or to protect its interest in any manner arising under this Agreement, or to recover damages for breach of this Agreement, the non-prevailing party in any action pursued in a court of competent jurisdiction (the finality of which is not legally contested) agrees to pay to the prevailing party all reasonable costs, damages and expenses, including attorney’s fees, expended or incurred in connection therewith.

12.17 JURY TRIAL WAIVER. THE PARTIES HEREBY KNOWINGLY AND VOLUNTARILY, AND IRREVOCABLY WAIVE THEIR RIGHT TO A TRIAL BY JURY AND AGREE THAT ANY DISPUTE ARISING HEREUNDER SHALL BE DECIDED SOLELY BY A JUDGE (WITHOUT THE USE OF A JURY) SITTING IN A COURT OF COMPETENT JURISDICTION. THIS JURY TRIAL WAIVER PROVISION SHALL SURVIVE INDEFINITELY THE CLOSING AND THE TERMINATION OF THIS AGREEMENT.

12.18 Operator as a Party to this Agreement. Buyer and Operator acknowledge and agree that Operator has been made a party hereto at the request of Buyer and as a condition to Buyer’s execution of this Agreement. Seller makes no warranty whatsoever with respect to the tax or other effect to Operator arising from the transactions set forth herein and Seller shall have no responsibility, obligation or liability with respect to the tax consequences to Buyer and/or Operator as a result of any of the transactions contemplated by this Agreement. In no event shall the tax or other consequences to Buyer and/or Operator of the transactions set forth herein reduce or impair Buyer’s obligations to Seller hereunder, including, without limitation, to pay to Seller the Purchase Price, as adjusted herein, and proceed to Closing as provided by and subject to the terms of this Agreement. Further, Seller shall have no obligation or liability whatsoever to Operator for the matters contained in this Agreement (provided that Seller and Operator shall continue to be bound by the terms of the Operating Lease prior to Closing). Buyer and Operator acknowledge and agree that Buyer shall be the only party hereunder with any right or claim against Seller for any default by Seller hereunder. To the extent any representation, warranty, covenant or obligation of Seller is made hereunder, such representation, warranty, covenant or obligation shall be limited to a representation, warranty, covenant or obligation of Seller to Buyer only. Buyer and

Seller acknowledge and agree that Buyer shall be the only party hereunder with any right or claim against Operator for any default by Operator hereunder. Except as expressly provided herein, to the extent that any representation, warranty, covenant or obligation of Operator is made hereunder, such representation, warranty, covenant or obligation shall be limited to a representation, warranty, covenant or obligation of Operator to Buyer only, and Seller shall have no liability for the accuracy or inaccuracy of any such matter.

12.19 Consistent Reporting. Buyer, Seller and Operator each agree to treat the contribution to Buyer by Operator of Operator Personal Property and its interest in the Operating Agreements at the Closing as a transfer of property subject to Section 721 of the Internal Revenue Code and that none of such persons will treat such contribution as a taxable sale or exchange. This covenant shall survive the Closing and remain in effect indefinitely thereafter.

12.20 Indemnification by Operator. Operator does hereby agree to defend, indemnify and hold Buyer harmless from and against any and all causes, claims, demands, losses, liabilities, costs, damages, expenses and fees (including, but not limited to, reasonable attorneys fees) incurred or suffered by Buyer or Buyer’s Group (i) as a result of any failure by Operator to pay, when due, with respect to the period of Seller’s ownership of the Property, all real property and personal property taxes and assessments, impositions and any other lienable item as provided under Section 4.3 of the Operating Lease; (ii) in any way related to the Operating Agreements or Operator’s operation of the Hotel prior to the Closing Date or (iii) as a result of a breach of a representation, warranty or covenant of Operator hereunder. Such indemnity shall survive Closing indefinitely until such time that all of such items have been indefeasibly paid by Operator.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement and affixed their seals as of the day and year first above written with the specific intention of creating a document under seal.

WITNESS:	BIT HOLDINGS SEVENTEEN, INC. a Maryland corporation

	By:	/s/ David C. Schenning		(SEAL)
	Name:	David C. Schenning
	Title:	Vice President

WITNESS:	MHI HOSPITALITY, L.P., a Delaware limited partnership

	By:	MHI Hospitality Corporation
a Maryland corporation
Its General Partner

		By:	/s/ Andrew M. Sims	(SEAL)
		Name:	Andrew M. Sims
		Title:	President and Chief Executive Officer

WITNESS:	MHI HOTELS, LLC,
a Virginia limited liability company, as successor by merger to MHI Recovery Management, Inc., a Virginia corporation

	By:	/s/ Kim E. Sims		(SEAL)
	Name:	Kim E. Sims
	Title:	President

LIST OF EXHIBITS

Exhibit A	(Deposit Escrow Agreement)
Exhibit B	(Description of Land)
Exhibit C	(Operating Agreements)
Exhibit D	RESERVED
Exhibit E	(Participating Plans)
Exhibit F	(Record Exceptions)
Exhibit G	(Operator’s Excluded Personal Property)
Exhibit H	(Purchase Price Allocation)
Exhibit I	(Deed)
Exhibit J	(Bill of Sale)
Exhibit K	(Assignment and Assumption)
Exhibit L	(FIRPTA Affidavit)
Exhibit M	(Assignment, Contribution and Assumption)
Exhibit N	(Operator’s Bill of Sale)
Exhibit O	(Term Sheet)
Exhibit P	(Leases)

EXHIBIT A

(Deposit Escrow Agreement)

DEPOSIT ESCROW AGREEMENT

THIS DEPOSIT ESCROW AGREEMENT is made and entered into as of March     , 2005, among BIT HOLDINGS SEVENTEEN, INC., a Maryland corporation, (“Seller”), MHI HOSPITALITY, L.P., a Delaware limited partnership (“Buyer”), and CHICAGO TITLE INSURANCE COMPANY (“Escrow Agent”), and is executed and entered into in connection with the Purchase, Sale and Contribution Agreement (the “Agreement”), dated as of even date herewith among Seller, Buyer and MHI Hotels, LLC, a Virginia limited liability company.

W I T N E S S E T H :

Escrow Agent hereby agrees to hold the Deposit (as defined in the Agreement) in escrow subject to the provisions of the Agreement. Escrow Agent is acting solely as stakeholder and depository, and is not responsible or liable in any manner whatever for the sufficiency, correctness, genuineness, or validity of the subject matter of the escrow, or for the identity or authority of any person executing or depositing it. As Escrow Agent, you shall invest the Deposit in an interest-bearing savings or money market account or short term U.S. Treasury Bills or similar cash equivalent securities, as the Buyer may direct. Any interest earned on the Deposit, after you deduct your customary investment charges, shall become and be deemed to be a part of the Deposit, and shall be reported to the Buyer unless the Deposit is returned Seller as provided in the Agreement. Buyer’s taxpayer identification number is             . Seller’s taxpayer identification number is             .

Buyer and Seller agree to jointly and severally indemnify, defend and hold harmless the Escrow Agent from and against any loss, cost, damage, expense and attorney’s fee (collectively called “Expenses”) in connection with or in any way arising out of this escrow, other than Expenses resulting from the Escrow Agent’s own gross negligence or willful misconduct.

The Escrow Agent shall be protected in acting upon any written notice, request, waiver, consent, certificate, receipt, authorization, power of attorney or other document Escrow Agent in good faith believes to be genuine and what it purports to be.

The Escrow Agent may, at its own expense, consult with legal counsel in the event of any dispute or questions as to the construction of any provisions hereof or its duties hereunder, and it shall be fully protected in acting in accordance with the opinion or instructions of such counsel.

In the event of a dispute between the Buyer and Seller resulting in adverse claims and demands being made for the deposit, the Escrow Agent may continue to hold the deposits pursuant to terms hereof, or may dispose of the Deposit by depositing the same with the clerk of a court of competent jurisdiction or in accordance with a court order, and Escrow Agent shall be fully protected if it so deposits them. Costs incurred by Escrow Agent in connection therewith shall be incurred by the non-prevailing party.

The Deposit shall be applied to the Purchase Price (as defined in the Agreement) or returned to Buyer or Seller only in strict accordance with the terms of the Agreement.

ESCROW AGENT:

WITNESS:	CHICAGO TITLE INSURANCE COMPANY

By
Name:
Title:
SELLER:

WITNESS:	BIT HOLDINGS SEVENTEEN, INC.
a Maryland corporation

	By:		(SEAL)
Name:
Title:
BUYER:

WITNESS:	MHI HOSPITALITY, L.P.,
a Delaware limited partnership

	By:	MHI Hospitality Corporation,
a Maryland corporation
Its General Partner

		By:	(SEAL)
Name:
Title:

EXHIBIT B

(Description of Land)

See attached.

EXHIBIT C

(Operating Agreements)

•	Pavilion Lease dated January 3, 1996 between the City of Jacksonville, Florida and MHI Recovery Management, Inc.

•	Management Agreement dated November 1, 1995 between MHI Recovery Management, Inc. and Maryland Hospitality, Inc. as assigned to MHI Hotels Services LLC by assignment dated December 31, 2003.

•	Sovereignty Submerged Lands Lease Renewal between MHI Hotels LLC and the Board of Trustees of the Internal Improvement Trust Fund of the State of Florida filed March 24, 2003.

•	License Agreement between Hilton Inns, Inc. and MHI Recovery Management Inc.

•	Restaurant Sublease dated July, 1996 between MHI Recovery Management, Inc., BIT Holdings Seventeen, Inc. and Prime Steak-Jacksonville, LLC (the “Restaurant Sublease”).

•	Alcoholic Beverage License – BEV-2607149.

•	Building Sublease between MHI Recovery Management, Inc. and BIT Holdings Seventeen, Inc. and Inter Cel Jacksonville MTA, Inc. dated July 24, 1996 (the “Building Sublease”).

•	Lease Agreement dated May 29, 1997 between Gate Riverplace Company and MHI Hotels LLC as amended by that First Amendment to Lease Agreement dated October 31, 2002.

EXHIBIT D

RESERVED.

EXHIBIT E

(Participating Plans)

Merc Acct	Name
6053000502	AFL-CIO Staff Retirement Plan
6053346701	Alaska Hotel & Restaurant Employees Pension Trust
6053341733	Annuity Plan of the Electrical Industry
6053342073	Atlanta Plumbers and Steamfitters Pension Fund
6053346284	Automotive Machinists Pension Trust
6053344847	BAC Local No. 4 Pension Fund
6053252311	Bakery and Confectionery Union and Industry International Pension Fund
6053345436	Bi-State Development Agency / Division 788 Amalgamated Transit Union Master Trust
6053000496	Bricklayers and Trowel Trades International Pension Fund
6053341029	Bricklayers Local 21 Pension Fund
6053000619	Bricklayers Local Union #19 of Indiana Retirement Plan
6053343642	Bricklayers Union Local No. 6 of Indiana Pension Fund
6053000520	Bridge & Iron Workers Staff Retirement Plan
6053346881	Building Trades United Pension Trust Fund - Milwaukee & Vicinity
6053252384	California Public Employees Retirement System
6053345917	Carolinas Electrical Workers Retirement Plan
6053346676	Carpenter’s Annuity Trust Fund of Northern California
6053342091	Carpenters Labor Management Pension Fund
6053334377	Carpenters Local #496 Pension Trust Fund
6053333234	Carpenters Pension Fund of Illinois
6053346667	Carpenter’s Pension Fund of Northern California
6053336491	Carpenters’ Pension Trust Fund of St. Louis
6053333467	Cascade Pension Trust Fund
6053345409	Cement Mason Union Local No 502 Pension Fund
6053336482	Cement Masons Locals 886 & 404 Pension Fund
6053345221	Centennial State Carpenters’ Pension Trust Fund
6053346694	Central Laborer’s Annuity Fund
6053252348	Central Pension Fund of the International Union of Operating Engineers and Participati
6053340869	Central/North Florida Carpenters Regional Council Pension Fund
6053344892	Chicago Painters & Decorators Pension Fund
6053344874	Construction Workers Pension Trust Fund - Lake County & Vicinity
6053345926	CSX Hotels, Inc. Pension Plan for Union Workers
6053337560	CWA-ITU Negotiated Pension Plan
6053345454	Deferred Salary Plan of the Electrical Industry
6053346649	Detroit Free Press Inc. Newspaper Guild of Detroit Pension Plan
6053000575	Eighth District Electrical Pension Fund
6053000628	Electrical Workers Union Local No. 591 Retirement Trust
6053343429	Electrical Workers Local No. 292 Annuity Plan
6053344856	Electrical Workers Local No. 292 Pension Plan
6053333715	Electrical Workers Pension Fund, Local 103, IBEW
6053345070	Electricians Pension Plan IBEW 995
6053344570	Fox Valley & Vicinity Laborers Pension Fund
6053345944	Glaziers Local No. 27 Pension Fund
6053346916	Graphic Communications International Union Benevolent Trust Fund
6053346612	Greenville Plumbers & Pipefitters Pension Fund
6053337329	Hawaii Laborers Pension Trust Fund
6053344464	Hotel and Restaurant Employees Local 25 and Hotel Association of Washington DC P
6053338113	Hotel Employees and Restaurant Employees International Union Pension Fund
6053000548	I.B.E.W. District Ten N. E. C. A. Individual Equity Retirement Plan
6053346925	IBEW 1579 Pension Plan
6053342974	IBEW Local #141 Pension Fund
6053333314	IBEW Local #380 Pension Plan
6053339559	IBEW Local #481 Money Purchase Pension Plan & Trust
6053343214	IBEW Local 117 Pension Fund
6053344339	IBEW Local 131 Pension Plan
6053343660	IBEW Local 43 and Electrical Contractors Pension Fund
6053346104	IBEW Local 508/Eastern Division, Georgia Chapter NECA Pension Fund
6053000600	IBEW Local 673 Pension Fund
6053345445	IBEW Local No 38 Pension Fund

Merc Acct	Name
6053342670	IBEW Local No. 143 Pension Fund
6053341591	IBEW Local No. 99 Annuity Fund
6053341564	IBEW Local No. 99 Retirement Plan
6053345025	IBEW Local Union #226 Open End Pension Trust Fund
6053252375	Indiana State Council of Carpenters Pension Fund
6053346122	Int Brotherhood of Firemen & Oilers International Pension Fund
6053346685	International Brotherhood of Firemen & Oilers, Local No. 7 Pension Trust Fund
6053333573	International Brotherhood of Painters and Allied Trades Union & Industry Pension Fun
6053345203	International Longshoremen’s Association (AFL-CIO) Employers Pension Fund, SE Fl
6053344044	Intl Foundation of Employee Benefit Pains Pension Plan for Salaried Employees
6053344035	Intl Foundation of Employee Benefit Plans Pension Plan for Hourly Employees
6053252339	Int’l. Assc. Of Full-Time Salaried Officers & Employees of Outside Local Unions & Distr
6053001832	Iron Worker Local Number 498 Pension Plan
6053341555	Iron Workers Local No. 16 Pension Fund
6053343679	Iron Workers’ Mid-America Pension Fund
6053344712	Ironworkers District Council of New England Pension Fund
6053339951	IUE AFL-CIO Pension Fund
6053345196	IUOE Local 825 Pension Fund
6053346630	IUPAT General Officers, Staff and Employees Retirement & Pension Trust Fund
6053345490	IUPAT Industry Annuity Plan
6053343198	Jacksonville Plumbers and Pipefitters Pension Fund
6053344357	Kalamazoo County Sheriffs Deputies Association Money Purchase Pension Plan
6053337034	Kansas Construction Trades Open End Pension Trust Fund
6053344348	Kenosha Carpenters Local No. 161 Pension Fund
6053344561	Laborers’ District Council Construction Industry Pension Fund
6053343759	Laborers’ District Council, Pension and Disability Trust Fund No. 3
6053000511	Laborers International Union of North America Staff Pension Plan
6053341038	Laborers’ Pension Fund
6053345374	LIUNA Local Union & District Council Pension Fund
6053345383	LIUNA National (Industrial) Pension Fund
6053345935	Local 138 IUOE Annuity Fund
6053333699	Local 68 Engineers Annuity Fund
6053340743	Local 68 IUOE Pension Fund
6053340306	Local 705 International Brotherhood of Teamsters Pension Trust Fund
6053341742	Maryland Electrical Industry Pension Fund
6053344909	Massachusetts Service Employees Pension Fund
6053341902	Milwaukee Drivers Pension Trust Fund
6053336295	Minneapolis Painting Industry Pension Plan
6053342983	Motion Picture Industry Individual Account Plan
6053345007	Motion Picture Laboratory Technicians and Film Editors Local 780 IATSE Pension Fun
6053344473	Municipal Employees’ Annuity & Benefit Fund of Chicago
6053000637	National Automatic Sprinkler Industry Pension Fund
6053000593	National Roofing Industry Pension Fund
6053330166	NECA-IBEW Local 176 Pension Fund
6053340752	NECA-IBEW Local 364 Defined Contribution Pension Fund
6053330228	N ECA-IBEW Pension Trust Fund
6053342634	New Jersey Carpenters Annuity Fund
6053342224	New Jersey Carpenters Pension Fund
6053346293	New Jersey Education Association Employees Retirement Plan
6053340299	New York City District Council of Carpenters Pension Fund
6053345347	Northern Illinois Pension Fund
6053346603	Nursing Home and Healthcare Employees of Philadelphia and Vicinity Pension Plan
6053252357	Ohio Local No. 1 Operating Plasterers and Cement Masons Pension Fund and Plan
6053001841	Omaha Construction Industry Pension Plan
6053334938	Operating Engineers Construction Industry and Miscellaneous Pension Fund
6053344446	Operating Engineers Local 57 Pension Fund
6053336286	Operating Engineers Pension Trust
6053333939	Pacific Coast Roofers Pension Plan
6053336071	Painters District Council # 35 Pension Plan
6053345169	Painters District Council #2 Pension Trust
6053341047	Pension Fund of Bricklayers and Allied Crafts, Local No. 74 of DuPage County, Illinois
6053330068	Pension, Hospitalization and Benefit Plan of the Electrical Industry Pension Trust Fund
6053345187	Plasterers’ & Cement Masons’ Local 40 Pension Fund
6053346658	Plumbers & Pipefitters Local 333 Pension Fund
6053346275	Plumbers & Steamfitters Local 102 Pension Fund
6053345061	Plumbers & Steamfitters Local 43 Pension Fund Trust

Merc Acct	Name
6053000557	Plumbers and Pipefitters National Pension Fund
6053346907	Plumbers And Steamfitters Local #118 Kenosha Unit Pension Plan
6053333458	Plumbers Local #8 Pension Plan
6053340271	Plumbers’ Pension Fund, Local 130, U.A.
6053335189	Puget Sound Electrical. Workers Pension Trust
6053340459	Retirement Fund of the Plumbing, Heating and Piping Industry of Southern California
6053344598	Rhode Island Carpenters Pension Fund
6053345212	Rockford Area Dairy Industry, Local 754 IBT Retirement Pension Plan
6053336231	Rodman Local Union 201 Pension Fund
6053339942	Roofers’ Pension Plan (United Union of Roofers, Waterproofers & Allied Workers Loc
6053330040	Roofers Union Local 33 Pension Fund
6053339540	San Diego Hotel and Restaurant Employees Pension Fund
6053335018	San Francisco Culinary, Bartenders & Service Employees Pension Fund
6053346088	SEIU Local No. 4 Pension Fund
6053000539	Service Employees International Union Master Pension Trust
6053346113	Sheet Metal Workers Local No. 36 Pension Fund
6053340725	Sheet Metal Workers’ Local Union 100 Washington DC Area Pension Fund
6053330059	Sheet Metal Workers’ Pension Fund of Local Union #19
6053344963	Southern Electrical Retirement Fund
6053340262	Southern Nevada Culinary & Bartenders Pension Trust
6053339292	Southwest Ohio District Council of Carpenters - Dayton - Pension Plan
6053000566	Stationary Engineers Local No. 39 Pension Plan
6053346890	Teamster Local Union No. 727 Pension Fund
6053345114	Teamsters Local 469 Pension Fund
6053345481	Tile Terrazzo & Marble Defined Contribution Pension Plan
6053336160	Tile, Terrazzo & Marble Industry Pension Trust Fund
6053345016	Toledo Roofers Local No. 134 Pension Plan
6053346097	Truck Drivers & Helpers Retirement Plan
6053344883	Twin City Bricklayers Pension Fund
6053337310	Twin City Carpenters & Joiners Pension Fund
6053342992	Twin City Pipe Trades Pension Trust
6053346300	UA Locals 63/353 Joint Pension Trust Fund
6053252320	UFCW International Union Pension Plan for Employees
6053344455	UNITE Staff Retirement Plan
6053341074	United Mine Workers of America, International Pension Trust
6053000584	Upper Peninsula Plumbers and Pipefitters Pension Fund
6053346266	Waterfront Employers - ILA Pension Fund
6053342652	West Michigan Plumbers, Fitters and Service Trades Local No. 174 Pension Plan And
6053344589	Worcester Plumbers and Pipefitters Local Union #4

EXHIBIT F

(Record Exceptions)

See attached.

EXHIBIT G

(Operator Excluded Personal Property)

Jacksonville Princess Charter Boat

EXHIBIT H

(Purchase Price Allocation)

As between Seller and Buyer:

PROPERTY

Land	$1,000,0000
Building	$20,086,518

$21,086,518

As between Buyer and Operator:

OPERATOR PROPERTY RIGHTS**

Operator Personal Property	$700,000
Operator’s Rights under Operating Agreements	$213,482

$913,482

Note:

*	MHI Hotels owns the boat (Jacksonville Princess) – value $500,000 which is not part of this transaction.
**	The value of the Operator Property Rights set forth herein is net of the amount owed by the Operator under the Construction Loan, which will be repaid as set forth in Section 2.5.

EXHIBIT I

(Deed)

THIS INSTRUMENT PREPARED BY:

AFTER RECORDING, RETURN TO:

____________________________

____________________________

____________________________

Property Appraisers

Parcel Identification # 80311-0030

SPECIAL WARRANTY DEED

BIT HOLDINGS SEVENTEEN, INC., a Maryland corporation (“Grantor”), whose post office address is c/o Mercantile-Safe Deposit & Trust Company, Two Hopkins Plaza, Suite 804, Baltimore, Maryland 21201, for and in consideration of the sum of TEN AND NO/100 DOLLARS ($10.00) paid to Grantor and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, by these presents does hereby grant, sell, and convey unto                         , a                          its successors and assigns forever (“Grantee”), whose post office address is                         , all that certain land located in Duval County, Florida, as more particularly described in Exhibit “A” attached hereto and incorporated herein by reference (the “Land”), TOGETHER WITH all improvements located on such Land and all tenements, hereditaments and appurtenances belonging or in any wise appertaining to the Land, including, but not limited to, without warranty, all riparian rights appertaining to the Land (such Land, improvements, tenements, hereditaments and appurtenances being collectively referred to as the “Property”).

This conveyance is made and accepted subject to all matters set forth in Exhibit “B” attached hereto and incorporated herein by reference (the “Permitted Exceptions”), reference to which shall not operate to reimpose same.

TO HAVE AND TO HOLD the Property, together with all and singular the aforesaid rights and appurtenances pertaining thereto, subject to the Permitted Exceptions, unto Grantee and Grantee’s successors and assigns in fee simple forever.

Grantor hereby covenants with Grantee that Grantor is lawfully seized of the Property in fee simple; that Grantor has good right and lawful authority to sell and convey the Property; and that Grantor hereby warrants the title to the Property, subject to the Permitted Exceptions, and will defend the same against the lawful claims of all persons claiming by, through or under Grantor, but no other.

TOGETHER WITH, to Grantee, its successors and assigns, all of Grantor’s right, title and interest in, to and under (a) Grant of Easement to Grantor recorded in ORB 8244, Page 1974, current public records, Duval County, FL (b) Access Easement Agreement to Grantor recorded in ORB 8244, Page 1935 aforesaid records (c) Easement Agreement to Grantor recorded in ORB 8244, Page 1963, aforesaid records (c) Declaration of Parking Lot Covenants recorded in ORB 8244, Page 1906 (e) Sanitary Sewer Agreement to Grantor recorded in ORB 8244, Page 1948, aforesaid records, and (f) Bridge Easement Agreement to Grantor recorded in ORB 8244, Page 1956, aforesaid records. By its acceptance of this Special Warranty Deed as evidenced by its recording thereof in the public records, Grantee assumes and agrees to perform all duties, obligations and responsibilities required respectively thereunder of the owner of the Land.

TOGETHER WITH, to Grantee, its successors and assigns, all of Grantor’s right, title and interest in, to and under Lease between Grantor, as landlord, and MHI Recovery Management, Inc., as tenant, as to which there is recorded a Memorandum of Lease in ORB 8244, Page 2003, current public records, Duval County, FL. By its acceptance of this Special Warranty Deed as evidenced by its recording thereof in the public records, Grantee assumes and agrees to perform all duties, obligations and responsibilities of the landlord under said Lease.

EXECUTED on the date set forth in the acknowledgment attached hereto, to be effective as of the      day of                 , 2005.

WITNESSES:	BIT HOLDINGS SEVENTEEN, INC., a Maryland corporation

By:
Print Name:	Name:
Title:
(CORP. SEAL)
Print Name:

STATE OF MARYLAND	)
	)	SS.
CITY OF BALTIMORE	)

This instrument was acknowledged before me on the      day of                     , 2005, by                          as                          of BIT HOLDINGS SEVENTEEN, INC., a Maryland corporation, on behalf of such entity. He/She is [check one] personally known to me or has produced                          as identification.

Printed Name:
NOTARY PUBLIC
(Notary Seal)	My Commission Expires:
My Commission No.:

EXHIBIT “A”

[TO BE INSERTED]

EXHIBIT “B”

PERMITTED EXCEPTIONS

[TO BE INSERTED]

EXHIBIT J

(Bill of Sale)

BILL OF SALE FOR PERSONAL PROPERTY

BIT HOLDINGS SEVENTEEN, INC., a Maryland corporation (“Seller”), in consideration of Ten and No/100 Dollars ($10.00), receipt of which is hereby acknowledged, does hereby sell, assign, transfer and set over to                          (“Buyer”), the following described personal property, to wit:

All of the furniture, fixtures, equipment, machines, apparatus, supplies and personal property, of every nature and description, if any, now owned by Seller and located in or on the real estate commonly known as “Jacksonville Hilton”, Duval County, Florida, which real estate is legally described on Exhibit A attached hereto and made a part hereof, excepting therefrom those items listed on Schedule 1 attached hereto.

This transfer is made without representation, warranty or guaranty by, or recourse against, Seller of any kind whatsoever.

IN WITNESS WHEREOF, Seller has cause this Bill of Sale for Personal Property to be signed and sealed in its name by its officers thereunto duly authorized this      day of                     , 2005.

WITNESS:	SELLER:

BIT HOLDINGS SEVENTEEN, a Maryland corporation

	By:	(SEAL)
Name:
Title:

WITNESS:	BUYER:

	By:	(SEAL)
Name:
Title:

Exhibit A

Legal Description

[TO BE INSERTED]

Schedule 1

List of Excluded Items

[None.]

EXHIBIT K

(Assignment and Assumption)

ASSIGNMENT AND ASSUMPTION OF OPERATING LEASE, CERTAIN

AGREEMENTS AND OTHER INTERESTS

THIS ASSIGNMENT AND ASSUMPTION OF OPERATING LEASE, CERTAIN AGREEMENTS AND OTHER INTERESTS (“this Assignment”) is made as of                     , 2005, by and between BIT HOLDINGS SEVENTEEN, INC., a Maryland corporation (“Assignor”), and                         , a                          (“Assignee”).

EXPLANATORY STATEMENT

A. Assignor is the owner of property the located at 1201 Riverplace Boulevard, Jacksonville, Florida, as more fully described in Rider 1 attached hereto as a part hereof (the “Property”).

B. Pursuant to a Purchase, Sale and Contribution Agreement (the “Agreement”) dated as of April     , 2005 among Assignor, Assignee and MHI Hotels, LLC, a Virginia limited liability company (“Operator”), Assignee has contracted to purchase the Property from Assignor.

C. By deed of even date herewith, Assignor has conveyed the Property to Assignee.

D. Assignor is a party under the Operating Lease (as defined in the Agreement), a copy of which is attached hereto as part hereof as Rider 2, the Restaurant Sublease (as defined in Exhibit C of the Agreement), a copy of which is attached hereto as part hereof as Rider 3, and the Building Sublease (as defined in Exhibit C of the Agreement)., a copy of which is attached hereto as part hereof as Rider 4.

E. Pursuant to the Agreement, Assignor has conveyed to Assignee Assignor’s right, title and interest in and to the Other Interests (as defined in the Agreement).

F. Assignor desires to assign, transfer, sell, and convey unto Assignee, and to confirm the assignment, transfer, sale, and conveyance, unto Assignee of all of Assignor’s right, title, and interest in, to, and under the Operating Lease, the Restaurant Sublease, the Building Sublease and Other Interests.

F. Assignee desires to assume all rights and agree to perform all duties, obligations, and responsibilities of Assignor under the Operating Lease, the Restaurant Sublease and the Building Sublease.

NOW, THEREFORE, in consideration of the foregoing Explanatory Statement, the covenants and agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Explanatory Statement. The Explanatory Statement portion of this Assignment forms an integral part of this Assignment and is hereby incorporated by reference.

2. Assignment of Operating Lease, Restaurant Sublease, Building Sublease and Other Interests. Assignor does hereby assign, transfer, sell, and convey unto Assignee and does hereby confirm the assignment, transfer, sale, and conveyance unto Assignee of all of Assignor’s right, title, and interest in, to, and under the Operating Lease, the Restaurant Sublease, the Building Sublease and the Other Interests (without representation, warranty or guaranty by, or recourse against, Assignor of any kind whatsoever).

3. Assumption of Operating Lease, Restaurant Sublease and Building Sublease. By execution hereof, Assignee does hereby, from and after the date hereof, assume and agree to perform all duties, obligations, and responsibilities of Assignor as landlord under the Operating Lease, the Restaurant Sublease and the Building Sublease.

4. Indemnification.

4.1 By Assignee. Assignee does hereby agree to defend, indemnify, and hold Assignor harmless from and against any and all causes, claims, demands, losses, liabilities, costs, damages, expenses, and fees (including, but not limited to, reasonable attorneys’ fees) incurred or suffered by Assignor as a result of Assignee’s failure to perform any or all of Assignee’s obligations (i) as landlord under the Operating Lease, (ii) as “Owner” under the Restaurant Sublease and (iii) as “Owner” under the Building Sublease.

4.2 By Assignor. Assignor does hereby agree to defend, indemnify, and hold Assignee harmless from and against any and all causes, claims, demands, losses, liabilities, costs, damages, expenses, and fees (including, but not limited to, reasonable attorneys’ fees) incurred or suffered by Assignee as a result of Assignor’s failure to perform, before the date of this Assignment, any or all of Assignor’s obligations (i) as landlord under the Operating Lease, (ii) as “Owner” under the Restaurant Sublease and (iii) as “Owner” under the Building Sublease, all in accordance with the terms and conditions of the Agreement.

5. Binding Effect. This Assignment shall be binding on and inure to the benefit of the parties hereto, and their respective successors and assigns.

6. Governing Law. This Assignment shall be construed, interpreted and enforced in accordance with the laws of the state in which the Land is located, without regard to principles of conflict of laws that would direct the application of the law of any other jurisdiction.

7. Rules of Construction. The following rules shall apply to the construction and interpretation of this Assignment: (a) singular words shall connote the plural number as well as the singular and vice versa, and the masculine shall include the feminine and the neuter, (b) all references in this Assignment to particular sections are references to sections of this Assignment, (c) the headings contained in this Assignment are solely for convenience of reference and shall not constitute a part of this Assignment nor shall they affect its meaning, construction, or effect, and (d) each party and its counsel have reviewed and revised (or requested revisions of) this Assignment, and therefore any usual rules of construction requiring that ambiguities are to be resolved against a particular party shall not be applicable in the construction and interpretation of this Assignment or any exhibits hereto or amendments hereof.

8. Counterparts. This Assignment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same agreement.

9. No Partnership. Nothing in this Assignment shall be deemed in any way to create between the parties hereto any relationship of partnership, joint venture, or association, and the parties hereto hereby disclaim the existence of any such relationship.

10. Severability. If any provision of this Assignment, or the application thereof to any person or circumstances, shall, for any reason and to any extent, be or become invalid or unenforceable, the remainder of this Assignment and the application of such provision to other persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent possible.

11. Release. Except as provided in Section 4.2 of this Assignment, nothing in this Assignment modifies or affects, or is intended to modify or affect, any provision of the Agreement.

12. JURY TRIAL WAIVER. THE PARTIES HEREBY KNOWINGLY AND VOLUNTARILY, AND IRREVOCABLY WAIVE THEIR RIGHT TO A TRIAL BY JURY AND AGREE THAT ANY DISPUTE ARISING HEREUNDER SHALL BE DECIDED SOLELY BY A JUDGE (WITHOUT THE USE OF A JURY) SITTING IN A COURT OF COMPETENT JURISDICTION. THIS JURY TRIAL WAIVER PROVISION SHALL SURVIVE INDEFINITELY THE CLOSING AND THE TERMINATION OF THIS ASSIGNMENT.

IN WITNESS WHEREOF, the parties hereto have duly executed this Assignment and affixed their seals as of the day and year first above written with the specific intention of creating a document under seal.

WITNESS:	BIT HOLDINGS SEVENTEEN, INC., a Maryland corporation

	By:	(SEAL)
Name:
Title:

WITNESS:	[BUYER]

	By:	(SEAL)
Name:
Title:

RIDER 1 TO EXHIBIT K

DESCRIPTION OF LAND

RIDER 2 TO EXHIBIT K

COPY OF OPERATING LEASE

EXHIBIT L

(Non-Foreign Certificate (FIRPTA Affidavit))

CERTIFICATE OF NONFOREIGN STATUS

(Pursuant to I.R.C. § 1445 and Treas. Reg. § 1.1445-2)

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform the transferee that withholding of tax is not required upon the disposition of a U.S. real property interest by BIT HOLDINGS SEVENTEEN, INC., a Maryland corporation (the “Corporation”), the undersigned hereby certifies the following on behalf of the Corporation:

1. The Corporation is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2. The Corporation’s U.S. employer identification number is                         ; and

3. The Corporation’s office address is as follows:

BIT Holdings Seventeen, Inc.
c/o Mercantile-Safe Deposit & Trust Company
Attention: Mr. David C. Schenning
Vice President
Two Hopkins Plaza, Suite 804
Baltimore, Maryland 21201

The Corporation understands that this certification may be disclosed to the Internal Revenue Service by the transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury I declare that I have examined this certification and, to the best of my knowledge and belief, it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of the Corporation.

WITNESS:	BIT HOLDINGS SEVENTEEN, INC., a Maryland corporation

	By:	(SEAL)
Name:
Title:

DATED:

EXHIBIT M

(Operator Assignment, Contribution and Assumption)

ASSIGNMENT, CONTRIBUTION AND ASSUMPTION

OF OPERATING AGREEMENTS

THIS ASSIGNMENT, CONTRIBUTION AND ASSUMPTION OF OPERATING AGREEMENTS (“this Assignment”) is made as of                         , 2005, by and between MHI HOTELS LLC, a Virginia limited liability company (“Assignor”), and                         , a                          (“Assignee”).

EXPLANATORY STATEMENT

A. Assignor is the lessee of the property located at 1201 Riverplace Boulevard, Jacksonville, Florida as more fully described in Rider 1 attached hereto as a part hereof (the “Property”).

B. Pursuant to a Purchase, Sale and Contribution Agreement (the “Agreement”) dated as of April     , 2005 among Assignor, Assignee and BIT Holdings Seventeen, Inc., a Maryland corporation (“BIT”), Assignee has contracted to purchase the Property from BIT.

C. By deed of even date herewith, BIT has conveyed the Property to Assignee.

D. Pursuant to the terms and conditions of the Agreement, Assignor has agreed to assign and contribute to Assignee all of its right, title and interest in and to the Operating Agreements (as defined in the Agreement).

E. Assignor desires to assign, contribute, transfer, sell, and convey unto Assignee, and to confirm the assignment, contribution, transfer, sale, and conveyance, unto Assignee of all of Assignor’s right, title, and interest in, to, and under the Operating Agreements subject to the obligations of Assignor under the Construction Loan (as defined in the Agreement) in consideration of the issuance of Units (as defined in the Agreement) to the Assignor..

F. Assignee desires to assume all rights and agree to perform all duties, obligations, and responsibilities of Assignor under the Operating Agreements and to assume Assignor’s obligations under the Construction Loan.

G. Assignor and Assignee intend that the assignment and contribution of the Operating Agreements and the Operator Personal Property (as defined in the Agreement) be treated as a transfer of property subject to Section 721 of the Internal Revenue Code.

NOW, THEREFORE, in consideration of the foregoing Explanatory Statement, the covenants and agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Explanatory Statement. The Explanatory Statement portion of this Assignment forms an integral part of this Assignment and is hereby incorporated by reference.

2. Assignment of Operating Agreements. In consideration of the issuance of the Units, Assignor does hereby assign, transfer, sell, and convey unto Assignee and does hereby confirm the assignment, transfer, sale, and conveyance unto Assignee of all of Assignor’s right, title, and interest in, to, and under the Operating Agreements subject to the obligations of Assignor under the Construction Loan.

3. Assumption of Operating Agreements. By execution hereof, Assignee does hereby, from and after the date hereof, assume and agree to perform all duties, obligations, and responsibilities of Assignor under the Operating Agreements and under the Construction Loan.

4. Issuance of Units. In consideration of the assignment, contribution, transfer, sale and conveyance by Assignor to Assignee of the Operating Agreements (subject to the obligations under the Construction), Assignee shall issue Units (as defined in the Agreement) to Assignor as provided in the Agreement.

5. Indemnification.

5.1 By Assignee. Assignee does hereby agree to defend, indemnify, and hold Assignor harmless from and against any and all causes, claims, demands, losses, liabilities, costs, damages, expenses, and fees (including, but not limited to, reasonable attorneys’ fees) incurred or suffered by Assignor as a result of Assignee’s failure to perform any or all of Assignee’s obligations under the Operating Agreements and the Construction Loan from and after the date hereof.

5.2 By Assignor. Assignor does hereby agree to defend, indemnify, and hold Assignee harmless from and against any and all causes, claims, demands, losses, liabilities, costs, damages, expenses, and fees (including, but not limited to, reasonable attorneys’ fees) incurred or suffered by Assignee as a result of Assignor’s failure to perform, before the date of this Assignment, any or all of Assignor’s obligations under any of the Operating Agreements or the Construction Loan, all in accordance with the terms and conditions of the Agreement.

6. Binding Effect. This Assignment shall be binding on and inure to the benefit of the parties hereto, and their respective successors and assigns.

7. Governing Law. This Assignment shall be construed, interpreted and enforced in accordance with the laws of the state in which the Land is located, without regard to principles of conflict of laws that would direct the application of the law of any other jurisdiction.

8. Rules of Construction. The following rules shall apply to the construction and interpretation of this Assignment: (a) singular words shall connote the plural number as well as the singular and vice versa, and the masculine shall include the feminine and the neuter, (b) all references in this Assignment to particular sections are references to sections of this Assignment, (c) the headings contained in this Assignment are solely for convenience of reference and shall not constitute a part of this Assignment nor shall they affect its meaning, construction, or effect, and (d) each party and its counsel have reviewed and revised (or requested revisions of) this Assignment, and therefore any usual rules of construction requiring that ambiguities are to be resolved against a particular party shall not be applicable in the construction and interpretation of this Assignment or any exhibits hereto or amendments hereof.

9. Counterparts. This Assignment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same agreement.

10. No Partnership. Nothing in this Assignment shall be deemed in any way to create between the parties hereto any relationship of partnership, joint venture, or association, and the parties hereto hereby disclaim the existence of any such relationship.

11. Severability. If any provision of this Assignment, or the application thereof to any person or circumstances, shall, for any reason and to any extent, be or become invalid or unenforceable, the remainder of this Assignment and the application of such provision to other persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent possible.

12. Release. Except as provided in Section 4.2 of this Assignment, nothing in this Assignment modifies or affects, or is intended to modify or affect, any provision of the Agreement.

13. JURY TRIAL WAIVER. THE PARTIES HEREBY KNOWINGLY AND VOLUNTARILY, AND IRREVOCABLY WAIVE THEIR RIGHT TO A TRIAL BY JURY AND AGREE THAT ANY DISPUTE ARISING HEREUNDER SHALL BE DECIDED SOLELY BY A JUDGE (WITHOUT THE USE OF A JURY) SITTING IN A COURT OF COMPETENT JURISDICTION. THIS JURY TRIAL WAIVER PROVISION SHALL SURVIVE INDEFINITELY THE CLOSING AND THE TERMINATION OF THIS ASSIGNMENT.

14. Further Assurances. Assignor agrees to execute, deliver and file such other agreements, documents, instruments, applications, notices or other papers as may be requested by Assignee in furtherance of the provisions of this Assignment. This covenant shall survive indefinitely the Closing and the termination of this Assignment.

IN WITNESS WHEREOF, the parties hereto have duly executed this Assignment and affixed their seals as of the day and year first above written with the specific intention of creating a document under seal.

WITNESS:	MHI HOTELS, LLC a Virginia limited liability company

	By:	(SEAL)
Name:
Title:

WITNESS:	[BUYER]÷

	By:	(SEAL)
Name:
Title:

EXHIBIT N

(Operator Bill of Sale)

BILL OF SALE FOR PERSONAL PROPERTY

MHI HOTELS LLC, a Virginia limited liability company (“Operator”), in consideration of Ten and No/100 Dollars ($10.00), receipt of which is hereby acknowledged, does hereby sell, assign, transfer and set over to                                          (“Buyer”), the following described personal property (the “Assigned Properties”), to wit:

All of the furniture, fixtures, equipment, machines, inventories, apparatus, supplies and personal property, of every nature and description, if any, now owned by Operator and located in or on the real estate commonly known as “Jacksonville Hilton”, Dade County, Florida, which real estate is legally described on Exhibit A attached hereto and made a part hereof, excepting therefrom those items listed on Schedule 1 attached hereto.

TO HAVE AND TO HOLD the Assigned Properties unto Buyer, its successors and assigns, forever, and Operator does hereby bind itself, its successors and assigns, to WARRANT and FOREVER DEFEND, all and singular, title to the Assigned Properties unto Buyer, its successors and assigns, against every person whomsoever lawfully claiming or to claim the same, or any part thereof, by, through or under Operator, but not otherwise. Operator warrants and represents that is the sole owner of and has good and marketable title to the Assigned Properties, free and clear of all liens, claims and encumbrances other than those liens, claims and encumbrances described on Exhibit B attached hereto.

IN WITNESS WHEREOF, Operator has cause this Bill of Sale for Personal Property to be signed and sealed in its name by its officers thereunto duly authorized this      day of                     , 2005.

WITNESS:	OPERATOR:
MHI HOTELS LLC,
a Virginia limited liability company

	By:	(SEAL)

Name:

Title:

BUYER:

a

	By:	(SEAL)

Name:

Title:

EXHIBIT O

(Term Sheet)

See attached.

EXHIBIT P

(Leases)

•	Pavilion Lease dated January 3, 1996 between the City of Jacksonville, Florida and MHI Recovery Management, Inc.

•	Sovereignty Submerged Lands Lease Renewal between MHI Hotels LLC and the Board of Trustees of the Internal Improvement Trust Fund of the State of Florida filed March 24, 2003.

•	Restaurant Sublease dated July, 1996 between MHI Recovery Management, Inc., BIT Holdings Seventeen, Incan Prime Steak-Jacksonville, LLC.

•	Building Sublease between MHI Recovery Management, Inc. and BIT Holdings Seventeen, Inc. and Inter Cel Jacksonville MTA, Inc. dated July 24, 1996.

•	Lease Agreement dated May 29, 1997 between Gate Riverplace Company and MHI Hotels LLC as amended by that First Amendment to Lease Agreement dated October 31, 2002.